Exhibit 10.1

FINANCING AGREEMENT

dated as of May 1, 2019

among

CLOVIS ONCOLOGY, INC.

as Company

CERTAIN SUBSIDIARIES OF COMPANY

as Guarantors

AND

THE LENDERS FROM TIME TO TIME PARTY HERETO

AND

TOP IV SPV GP, LLC

as Administrative Agent

- i -

- ii -

Exhibit A	—	Program Funding Schedule
Exhibit B	—	Example of Program Expenses
Exhibit C	—	Perfection Certificate
Exhibit D	—	Form of Program Report
Exhibit E	—	Form of Closing Date Certificate
Exhibit F	—	Form of Solvency Certificate
Exhibit G	—	Certificate Regarding Non-Bank Status
Exhibit H	—	Form of Assignment Agreement

- iii -

FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of May 1, 2019, is entered into by and among CLOVIS ONCOLOGY, INC., a Delaware corporation (“Company”), certain Subsidiaries of Company, as Guarantors, the Lenders from time to time party hereto and TOP IV SPV GP, LLC, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed, subject to the terms and conditions of this Agreement, to provide funding to Company, in an aggregate amount not exceeding One Hundred and Seventy-Five Million Dollars ($175,000,000), the proceeds of which will be used to conduct the Program;

WHEREAS, in consideration for such funding, Company agrees to make payments to Administrative Agent for distribution to the Lenders, as described herein, and to satisfy its other obligations to Lenders herein on the terms and conditions set forth in this Agreement;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a first priority Lien on certain of its assets (as further set forth in the Collateral Documents); and

WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Administrative Agent, for the benefit of Secured Parties, a first priority Lien on certain of their respective assets (as further set forth in the Collateral Documents).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2014 Convertible Senior Notes” means the 2.50% Convertible Senior Notes due 2021 in aggregate principal amount of $287,500,000 issued under that certain Indenture, dated as of September 9, 2014, by and among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as may be amended, supplemented or otherwise modified from time to time in a manner not prohibited by this Agreement.

“2018 Convertible Senior Notes” means the 1.25% Convertible Senior Notes due 2025 in aggregate principal amount of $300,000,000 issued under that certain Indenture, dated as of April 19, 2018, by and among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as may be amended, supplemented or otherwise modified from time to time in a manner not prohibited by this Agreement.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation, or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator, whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Lender” has the meaning specified in Section 10.5(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender or any of their Affiliates or Related Funds be considered an “Affiliate” of any Loan Party.

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreement” means this Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the Patriot Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any economic or financial sanctions or trade embargoes or restrictive measures imposed, administered or enforced by (i) the United Nations or the United Nations Security Council; (ii) the EU Council or Commission; (iii) the UK government, including those administered or enforced by Her Majesty’s Treasury of the UK or (iv) the Irish government, including those administered or enforced by the Central Bank of Ireland; (f) the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Terrorism Act 2000, or (g) the Irish Criminal Justice (Money Laundering and Terrorist Financing) Act 2010; (f) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, in each case, enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced.

“Applicable Cap Amount” means, with respect to any Calendar Quarter commencing with the Calendar Quarter in which the Repayment Start Date occurs, an amount equal to: (i) if the Success Event has occurred as of the last day of such Calendar Quarter, the ATHENA Included Cap Amount and (ii) if the Success Event has not occurred as of the last day of such Calendar Quarter, the ATHENA Excluded Cap Amount.

“Applicable Date” has the meaning set forth in Section 4.7.

“Applicable Funded Amount” means, as of a given date, the aggregate of all Quarterly Funding Amounts funded by the Lenders to Company pursuant to Section 2.6 on or prior to such date, plus any other amount funded by the Lenders to Company under this Agreement or any other Loan Document on or prior to such date.

“Assignee-Level Information” has the meaning specified in Section 10.17.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit H, with such amendments or modifications as may be approved by Administrative Agent and, to the extent any such amendments or modifications affect the rights or obligations of Company, Company.

“ATHENA Excluded Cap Amount” means the greater of: (i) Eight Million and Five Hundred Thousand Dollars ($8,500,000) and (ii) the product of (x) Eight Million and Five Hundred Thousand Dollars ($8,500,000) multiplied by (y) a fraction equal to: (a) the Applicable Funded Amount, divided by (b) One Hundred and Sixty-Six Million and Five Hundred Thousand Dollars ($166,500,000).

“ATHENA Included Cap Amount” means the greater of: (i) Thirteen Million and Five Hundred Thousand Dollars ($13,500,000) and (ii) the product of (x) Thirteen Million and Five Hundred Thousand Dollars ($13,500,000) multiplied by (y) a fraction equal to: (a) the Applicable Funded Amount, divided by (b) One Hundred and Sixty-Six Million and Five Hundred Thousand Dollars ($166,500,000).

“ATHENA Trial” means that certain clinical trial of the Product, identified by the ClinicalTrials.gov identifier NCT03522246.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, director, company secretary or treasurer.

“Available Amount” means, as of any date of determination, an amount equal to the sum, without duplication, of (w) Twenty-Five Million Dollars ($25,000,000) plus (x) net proceeds to Company of the issuance of Capital Stock (other than Disqualified Capital Stock) following the Closing Date, plus (y) an amount (not less than zero) equal to Company’s consolidated net income, if any, for the period commencing April 1, 2019 through the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(b), taken as a single period, reduced by, without duplication, (i) to the extent not reducing net income for such period, amounts which have been paid or which have accrued but not been paid during such period or as of such date of determination under any Material Contracts or under this Agreement, including, for the sake of clarity, amounts which have accrued pursuant to Section 2.7(a) on account of Net Sales during such period or as of such date of determination pursuant to Section 2.7(b) on account of upfront, milestone, infringement claims or other payments other than on account of Net Sales but which are not yet payable, (ii) any non-cash items which have increased net income for such period and (iii) expenditures made by Company during such period or following the end of such period and prior to the date of determination but which have not reduced net income for such period, including on account of acquisitions, research and development, capital expenditures or principal payments on Indebtedness (other than any of the foregoing that are financed with the proceeds of Indebtedness) and increased by, without duplication, non-cash items which have reduced net income for such period, minus (z) any Permitted Restricted Junior Payments made on or before such date of determination in reliance on the Available Amount (other than Permitted Restricted Junior Payments constituting the refinancing of Indebtedness with the proceeds of other Indebtedness).

“AZ Agreement” means that certain Patent License Agreement by and between AstraZeneca UK Limited and Company, dated as of April 20, 2012.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means Administrative Agent and each Lender.

“Blocked Person” means any Person:

(a)    that is (i) publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) resides, is organized, incorporated or chartered, or has a place of business in a country or territory subject to a comprehensive OFAC sanctions or embargo program, or (iii) is otherwise prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law; or

(b)    that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above.

“BMS Agreement” means the Master Clinical Trial Collaboration Agreement by and between Bristol-Myers Squibb Company and Company, dated July 31, 2017, as amended August 23, 2018 and February 25, 2019, and as may be further amended from time to time in accordance with this Agreement.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP (without giving effect to FASB Topic 840 (Leases)), is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or share capital of a company, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that, for the avoidance of doubt, debt convertible into Capital Stock (or into any combination of cash and shares of Capital Stock based on the value of that Capital Stock) will be deemed not to constitute Capital Stock.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized or incorporated under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million Dollars ($100,000,000); and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five Hundred Million Dollars ($500,000,000), and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit G.

“Clinical Study Protocol” means the protocol in the form provided or made available in the data room on the date hereof for the ATHENA Trial, as the same may be amended in accordance with the terms of this Agreement.

“Closing Date” means the date on which the first advance of the Quarterly Funding Amount is made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Clovis Ireland” means Clovis Oncology Ireland Limited.

“Clovis UK” means Clovis Oncology UK Limited.

“Collateral” means, collectively, all of the personal, intellectual and mixed property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations or similar term, including, for the avoidance of doubt “Charged Property” as defined (as applicable) in any English Security Document or Irish Security Document.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements, the English Share Charge, the English Debenture, the Irish Security Documents, any Control Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any personal, intellectual or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.

“Combination Product” has the meaning set forth in the definition of Net Sales.

“Commercialize” means to manufacture for sale, market, promote, otherwise offer for sale, distribute and sell the Product.

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of the Product, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a company to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

“Commitment” means each Lender’s commitment to fund its respective Pro Rata Share of the Quarterly Funding Amounts in accordance with the terms and conditions of this Agreement and reduced by amounts previously funded. The aggregate Commitments of the Lenders as of the Closing Date, prior to giving effect to the initial advance hereunder, are One Hundred and Seventy-Five Million Dollars ($175,000,000).

“Company” has the meaning specified in the preamble hereto.

“Company Reports” has the meaning set forth in Section 4.7.

“Company Representatives” has the meaning specified in Section 2.4.

“Competing Product” means any product, other than the Product, containing or comprising a poly ADP ribose polymerase (PARP) inhibitor, alone or in combination with one or more other active ingredients.

“Competitor” means, as of the date of any proposed assignment, (x) any Person engaged primarily in substantially the same business as Company, which is the business of discovery, development, manufacturing, selling, licensing and/or other commercialization of pharmaceutical products and (y) any Affiliate of such Person (other than a Debt Fund Affiliate) to the extent that either such Affiliate is either (i) clearly identifiable (on the basis of the similarity of such Affiliate’s name to the name of the Competitor) or (ii) has been identified as an Affiliate in writing by Company on or before such date.

“Confidential Information” has the meaning specified in Section 10.17.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement, license or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the United Kingdom Pensions Act 2004.

“Control Agreement” means a control agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Company or a Guarantor, Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Convertible Notes” means the 2014 Convertible Senior Notes and the 2018 Convertible Senior Notes.

“Currency Agreement” means any agreement in which the currency referenced therein is not Dollars.

“Debt Fund Affiliate” means a bona fide debt fund, investment vehicle, financial services institution, lender, commercial bank, insurance company, investment or mutual fund that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place.

“Deductions” has the meaning set forth in the definition of Net Sales.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate Quarterly Funding Amounts already funded or due to Company hereunder by all Lenders (or their assignors or predecessors in interest) over the aggregate Quarterly Funding Amounts actually funded to Company by such Defaulting Lender (or its assignor or predecessor in interest).

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date that such Lender becomes a Defaulting Lender under Section 2.14, and ending on the earliest of the following dates: (a) the date on which the Obligations are declared or become immediately due and payable, (b) the date on which the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, and (c) the date on which Administrative Agent shall have waived all violations of Section 9.5(b) by such Lender, if applicable, in writing.

“Defaulted Loan” has the meaning specified in Section 2.14.

“Defaulting Lender” has the meaning specified in Section 2.14.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Develop” and “Development” means to conduct clinical and non-clinical research and development activities for the Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials, regulatory affairs, pharmacovigilance and clinical trial regulatory activities for the purpose of obtaining and maintaining Regulatory Approval.

“Discharge Amount” means, as of a given date, an amount, in cash, equal to: (a) the greater of (x) the Applicable Funded Amount plus (i) if such date is during Calendar Year 2019, Thirty-Five Million Dollars ($35,000,000) or (ii) if such date is during any Calendar Year after 2019, Fifty Million Dollars ($50,000,000) and (y) (i) if such date is prior to the Repayment Start Date, the product of one and three-quarters (1.75) times the Applicable Funded Amount or (ii) if such date is on or after the Repayment Start Date, the product of two (2.00) times the Applicable Funded Amount less (b) all amounts paid by Company to the Lenders under Section 2.7 prior to such date plus (c) any other Obligations which have accrued but which have not yet been paid under any Loan Document, including, without limitation, any amounts due and unpaid pursuant to Section 2.15, Section 10.2 or Section 10.3 (excluding contingent indemnity obligations as to which no claim has yet been asserted or to the extent no amount thereof has been asserted).

“Disputes” has the meaning set forth in Section 4.17(d).

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d), on or prior to the Outside Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which other entity extends credit or buys loans as one of its or its Affiliates’ businesses, and (c) any other Person (other than a natural Person) that is approved by Administrative Agent; provided that (i) unless approved by Administrative Agent, neither Company nor any Affiliate of Company nor any Person owning or controlling any trade debt or Indebtedness of any Loan Party (other than the Obligations) or any Capital Stock of any Loan Party shall be an Eligible Assignee and (ii) unless approved by Administrative Agent (and, so long as no Event of Default under Section 8.1(f), Section 8.1(g), Section 8.1(i), Section 8.1 (j) or Section 8.1(k) has occurred and is continuing, the Company), no Competitor or Ineligible Institution shall be an Eligible Assignee.

“English Debenture” means the English law governed debenture dated on or about the date of this Agreement granted by Clovis UK in favor of the Administrative Agent as security trustee for the Secured Parties.

“English Loan Party” means Clovis UK and any English Subsidiary that becomes a Loan Party after the execution of this Agreement.

“English Security Documents” means the English Debenture, the English Share Charge and any other applicable security documents governed by the laws of England and Wales from time to time, such as a deed or any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Administrative Agent as security trustee for the Secured Parties.

“English Share Charge” means the English law governed share charge dated on or about the date of this Agreement granted by the Company in favor of the Administrative Agent as security trustee for the Secured Parties.

“English Subsidiary” means any Subsidiary of the Company that is incorporated, formed or otherwise organized under the laws of England and Wales.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Fair Share” has the meaning specified in Section 7.2.

“Fair Share Contribution Agreement” has the meaning specified in Section 7.2.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as adopted or in effect as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 4.21.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Laws” means all applicable statutes, rules, regulations and orders and Requirements of Law administered, implemented, enforced or issued by FDA or any comparable Governmental Authority in any regulatory jurisdiction.

“Federal Healthcare Program Laws” means collectively, federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other applicable Requirements of Law in any jurisdiction that govern the health care industry, programs of Governmental Authorities related to healthcare, health care professionals or other health care participants, or relationships among health care providers, suppliers, distributors, manufacturers and patients, and the pricing, sale and reimbursement of health care items or services.

“Financial Officer Certification” means, with respect to any financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Funding Default” has the meaning specified in Section 2.14.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Generic Licensee” means any third party to which Company or any of its Subsidiaries directly or indirectly grants, with the consent of the Required Lenders as set forth in Section 6.8, a non-exclusive license to develop, manufacture for sale, market, promote, offer for sale, distribute or sell a generic rucaparib product in connection with the settlement of claims against, or litigation with, such third party or its Affiliates.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guarantor” means, as of the Closing Date, Clovis UK and Clovis Ireland and, thereafter, each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance satisfactory to Administrative Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and other Requirements of Law regulating the privacy or security of patient-identifying health care information, including with respect to notification of breach of privacy or security of such information,

“IDMC” means the independent data monitoring committee with respect to the ATHENA Trial.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition (excluding (x) trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms and (y) milestone and royalty payments under in-license agreements); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for the Indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, any Interest Rate Agreement, whether entered into for hedging or speculative purposes and (l) Disqualified Capital Stock. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever, including legal fees and expenses (limited, in the case of legal fees and expenses, to the reasonable fees and reasonable and out-of-pocket disbursements of one counsel to the Administrative Agent and its Indemnitees (collectively), one counsel for all other Indemnitees and, to the extent determined by the Administrative Agent to be necessary or advisable, one specialist counsel for applicable subject matter and one local counsel in each applicable jurisdiction (and in the case of an actual conflict of interest, where the Indemnitee affected by such conflict retains its own counsel, one additional conflicts counsel for all affected Indemnitees similarly situated (which may include a single special counsel acting in multiple jurisdictions)) for all Indemnitees (including the Administrative Agent and its Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, actually imposed on, incurred by such Indemnitee in connection with such investigative, administrative or judicial proceeding, or asserted against any such Indemnitee (other than the extent arising from any dispute solely among Indemnitees), in any manner relating to or arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to fund the Quarterly Funding Amounts or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the term sheet, dated February 1, 2019, executed by an Affiliate of the Legacy Lenders and Company with respect to the transactions contemplated by this Agreement; (c) the conduct of the Program; (d) the research, development, manufacture, use, Commercialization or other exploitation of the Product; or (e) the negligence, recklessness, intentional wrong acts or omissions of, or any breach of Requirements of Law by, Company, its Affiliates or its or their respective licensees, sublicensees, agents or contractors.

“Indemnified Taxes” has the meaning specified in Section 2.12(a).

“Indemnitee” has the meaning specified in Section 10.3.

“Indemnitee Agent Party” has the meaning specified in Section 9.6.

“Indication” means, with respect to the Product, (a) the maintenance treatment of any adult patients with advanced epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to first line platinum-based chemotherapy as either a rucaparib monotherapy or in combination with Opdivo (nivolumab), and (b) any other indication (whether a new indication or an expanded indication) resulting from or reflecting the ATHENA Trial.

“Ineligible Institution” means each Person set forth on that certain list of “Ineligible Institutions” delivered by Company to the Administrative Agent on May 1, 2019 and acknowledged by the Administrative Agent.

“Information” means any and all information and data of any type, whether or not proprietary, including all Know-How and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

“Intellectual Property Rights” means any and all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, as they exist throughout the world, including

(a)    any Patent;

(b)    trademarks, trade names, service marks, brands, trade dress and logos, packaging design, slogans, domain names and the goodwill and activities associated therewith;

(c)    copyrights, mask work rights, confidential information, trade secrets, database rights, including all compilations, databases and computer programs, manuals and other documentation, and all derivatives, translations, adaptations, and combinations of the above;

(d)    Know-How;

(e)    rights of privacy and publicity, and moral rights;

(f)    any and all other intellectual property rights or proprietary rights, whether or not patentable, including any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, claims of infringement and misappropriation against third parties.

“Intellectual Property Security Agreement” has the meaning set forth in the Pledge and Security Agreement.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, made by the Loan Parties and their Subsidiaries in favor of Administrative Agent for the benefit of the Secured Parties in form and substance satisfactory to Administrative Agent.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the securities or Capital Stock or all or substantially all of the assets of any other Person (or of any division or business line of such other Person); (b) any direct or indirect loan, advance or capital contributions by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (c) any direct or indirect Guarantee of any obligations of any other Person.

“Irish Debenture” means the Irish law-governed debenture dated on or about the date of this Agreement executed by Clovis Ireland in favor of Administrative Agent for the benefit of the Secured Parties.

“Irish Loan Party” means Clovis Ireland and any Irish Subsidiary that becomes a Loan Party after the execution of this Agreement.

“Irish Security Documents” means the Irish Debenture, the Irish Share Charge and any other applicable security documents governed by the laws of Ireland from time to time, such as a deed or any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of the Administrative Agent as security trustee for the Secured Parties.

“Irish Share Charge” means the Irish law-governed share charge dated on or about the date of this Agreement executed by Clovis UK in favor of Administrative Agent for the benefit of the Secured Parties.

“Irish Subsidiary” means any Subsidiary of the Borrower that is incorporated, formed or otherwise organized under the laws of Ireland.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Know-How” means all information and materials, including discoveries, improvements, processes, methods, protocols, formulations formulas, data (including pharmacological, toxicological, non-clinical data, clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), inventions, devices, assays, chemical formulations, specifications, product samples and other samples, physical, practices, procedures, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, Regulatory Documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority, research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples in each case, knowledge, know-how, trade secrets and the like, in written, electronic, oral or other tangible or intangible form, patentable or otherwise, which are not generally known.

“Legacy Lender” means a Lender that is an Affiliate or a Related Fund of the Lenders as of the date hereof.

“Legal Reservations” means:

(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)    the time barring of claims under the applicable limitation laws and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim; and

(c)    similar principles, rights and defenses under the laws of any other jurisdiction.

“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement other than any Person that ceases to be a party hereto pursuant to any Assignment Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Licensee” means any third party to which Company or any of its Subsidiaries, directly or indirectly through multiple tiers, grants a license, a sublicense, a covenant not to sue or other right, including through any Joint Venture, to Commercialize a Product in any jurisdiction. Notwithstanding the foregoing, a Generic Licensee shall not be considered a “Licensee” for purposes of any representations or warranties in Article IV.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, license or sublicense, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of securities or Capital Stock, any purchase option, call or similar right of a third party with respect to such securities or Capital Stock.

“Liquidity Event” means any of the following occurrences:

(a)    any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) (i) shall have acquired beneficial ownership of 50.0% or more on a fully diluted basis of the voting or economic interest in the Capital Stock of Company or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of Company;

(b)    Company shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the Capital Stock of each Loan Party and each other Rubraca Subsidiary;

(c)    the majority of the seats (other than vacant seats) on the Board of Directors of Company cease to be occupied by Persons who either (i) were members of the Board of Directors of Company on the Closing Date, or (ii) were nominated for election by the Board of Directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors;

(d)    any (i) sale of all or substantially all assets of Company relating to the Product, or (ii) exclusive license, assignment, disposition or other transfer of all or substantially all rights granted to Company under the Pfizer Agreement with respect to the Product (including any reversion of such rights to Pfizer); or

(e)    Company receives notice from or on behalf of Pfizer Inc. asserting that Company is in breach of the Pfizer License based on, either solely or among other things, the failure to use Commercially Reasonable Efforts to Develop or Commercialize the Product (as such terms are defined in the Pfizer Agreement).

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at the payment office, and with respect to Company, in which it will be charged with the Quarterly Funding Amounts advanced to, and all other Obligations incurred by the Loan Parties.

“Loan Document” means any of this Agreement, the Collateral Documents, any Guaranty, the Intercompany Subordination Agreement, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of Administrative Agent or any Lender in connection herewith.

“Loan Party” means Company or any Guarantor.

“Loan Party Partner” has the meaning set forth in Section 4.23(a).

“Lonza Agreement” means the Manufacturing Services Agreement by and between Lonza Ltd. and Company, dated October 3, 2016, as amended June 12, 2018, and as may be further amended from time to time in accordance with this Agreement.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on or material adverse developments with respect to (a) the business operations, properties, assets, financial condition or liabilities of Company and its Subsidiaries (taken as a whole); (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform their respective material obligations under the Loan Documents; (c) the legality, validity, binding effect, or enforceability of the Loan Documents (taken as a whole); (d) the Collateral or the validity, perfection or priority of Administrative Agent’s Liens on the Collateral; or (e) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document.

“Material Contract” means (a) the Material Product Agreements and (b) each other agreement to which the Company or any of its Subsidiaries is a party that relates in any material respect to the Product, any clinical trial for the Product administered by or on behalf of the Company (including the ATHENA Trial, but excluding any investigator initiated study), or the Development, sale, use, manufacture, licensure, packaging, processing, delivery or Commercialization of the Product.

“Material Impact” shall mean any of the following: (a) a Material Adverse Effect, (b) an adverse and material impact on the aggregate reasonably likely amount of payments to Lenders pursuant to Section 2.7 (including taking into account the timing of such payments in light of the Repayment Start Date and Applicable Cap Amount) or (c) a material adverse effect on the Product, the value of the Collateral, or the Product Intellectual Property Rights.

“Material Indebtedness” shall mean any Indebtedness for borrowed money which, individually or in the aggregate, has an outstanding principal amount of Twenty Five Million Dollars ($25,000,000) or more.

“Material Product Agreements” means the Primary In-License Agreements and the Other Material Product Agreements.

“Material Rubraca Subsidiary” means any Rubraca Subsidiary (a) accounting for 3% or more of Net Sales of the Company and its Subsidiaries, (b) having total assets in excess of $5,000,000 or (c) holding rights in any Material Product Agreement or any Regulatory Approval for the Product.

“Maximum Payment Amount” means the product of two (2) times the Applicable Funded Amount.

“Moody’s” means Moody’s Investor Services, Inc.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“NDA” means a new drug application filed with the FDA to gain approval to market a pharmaceutical product in the United States, as described in 21 CFR Part 314, or similar application or submission filed with a Governmental Authority to obtain marketing approval for a pharmaceutical product in that country or in that group of countries.

“Net Sales” means (a) (i) the gross amounts invoiced by or on behalf of Company or any of its Subsidiaries for sales of Product anywhere in the world, and (ii) the gross amounts invoiced by any Licensee of the Company or any of its Subsidiaries (other than a Generic Licensee), subject to Section 6.7(a) of this Agreement, for sales of Product in the United States (the parties in (i) and (ii) being collectively referred to herein as the “Selling Parties,” and each individually, a “Selling Party”), in each case ((i) and (ii)), less the following deductions if and to the extent they are included in the gross invoiced sales price of the Product or otherwise directly incurred by such Selling Party with respect to such sales of the Product: (A) rebates, quantity and cash discounts, and other usual and customary discounts to customers, (B) taxes and duties paid, absorbed or allowed which are directly related to the sale of the Product (excluding, for clarity, any taxes based on income of a Selling Party), (C) credits, allowances, discounts and rebates to, and chargebacks for spoiled, damaged, out-dated, rejected or returned Product, (D) actual freight and insurance costs incurred in transporting the Product to customers, provided that in no event shall deductions for freight and insurance exceed three percent (3.0%) of the gross amount invoiced, (E) discounts or rebates or other payments required by Requirements of Law, including any governmental special medical assistance programs, and (F) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Product; subsections (A) through (F) shall be collectively referred to as “Deductions” and (b) the gross amounts received by Company and its Subsidiaries, if any, from Licensees with respect to (x) sales of the Product outside the United States or (y) sales of a generic rucaparib product by a Generic Licensee in any jurisdiction, in each case ((x) and (y)), that are calculated and paid as a percentage of net sales or net profits in respect of the Product (or such generic rucaparib product) as such net sales or net profits are made, such as royalty payments, profit share payments or similar arrangements (for the avoidance of doubt, excluding upfront and milestone payments and infringement proceeds and other amounts payable pursuant to Section 2.7(b)).

The following principles shall apply in the calculation of Net Sales:

(1)    Products will be considered “sold” when a sale by a Selling Party is recognized in accordance with revenue recognition policies mandated by GAAP.

(2)    Nothing herein will prevent a Selling Party from selling, distributing or invoicing Products at a discounted price for shipments to Third Parties in connection with clinical studies, compassionate sales, or an indigent program or similar bona fide arrangements in which the Selling Party agrees to forego a normal profit margin for good faith business reasons.

(3)    With respect to clause (a) of the definition of “Net Sales” above, a sale or transfer of Products between the Company and any of its Subsidiaries or, in the United States, between the Company or its Subsidiaries and its or their permitted Licensees will not result in any Net Sales, and Net Sales instead will be based on subsequent sales or distribution to a non-Selling Party, unless such Products are consumed by the Company or its Subsidiaries or such Licensees in the course of their commercial activities. Sales to distributors shall be treated identically to any other sales to third parties.

(4)    In the case of any sale or other disposal of Product by any Selling Party for non-cash consideration, Net Sales shall be calculated as the fair market price of the Product in the country of sale or disposal. Notwithstanding the foregoing, provision of the Product for the purpose of conducting pre-clinical or clinical research shall not be deemed to be a sale, so long as the Product is provided at a price which does not exceed the reasonably estimated cost of production and distribution thereof.

(5)    Net Sales means, in the case of “Combination Product” which is defined as any single pharmaceutical product containing: (a) the Product and (b) one (1) or more other active therapeutically active ingredients, which is not a Product:

(i)    if Company or its Subsidiaries or any of their respective Licensees set forth in (a) above separately sells in such country during such year when it sells such Combination Product both (1) one (1) or more Products as a single chemical entity, and (2) other products containing active ingredient(s) as a single entity that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is Company’s (or its Affiliates or third parties, as applicable) average Net Sales price per daily dose during such year for each Product in such Combination Product in such country and B is the sum of the average of Company’s (or its Affiliates or third parties, as applicable) Net Sales price per daily dose during such year in such country, for each product(s) containing, the active ingredient(s) in such Combination Product (other than the Product);

(ii)    if Company or its Subsidiaries or any of their respective Licensees set forth in (a) above separately sells, in such country during such year when it sells such Combination Product, one (1) or more Products as a single chemical entity but do not separately sell, in such country, other products containing active ingredient(s) that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: A is Company’s (or its Affiliates or third parties, as applicable) average Net Sales price per daily dose during such year for each Product in such Combination Product in such country, and C is Company’s (or its Affiliates or third parties, as applicable) average Net Sales price per daily dose during such year for the Combination Product in such country; and

(iii)    if Company or its Subsidiaries or any of their respective Licensees set forth in clause (a) above do not separately in such country during such year sell each Product contained in the Combination Product, then the Net Sales attributable to such Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Product that contains the Product and E is the fair market value of the portion of the Combination Product containing the other active ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the parties.

(6)    Net Sales shall be calculated in accordance with GAAP generally and consistently applied.

“Non-Legacy Lender” means any Lender that is not an Affiliate or a Related Fund of the Lenders as of the date hereof.

“Non-US Lender” has the meaning specified in Section 2.12(d)(i).

“Obligations” means all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to Administrative Agent (including former Administrative Agents), the Lenders or any of them, under any Loan Document, including under Section 2.7 of this Agreement, as applicable, and any fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” has the meaning specified in the definition of “Anti-Terrorism Laws”.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Operational Budget” means (a) as of the Closing Date and until delivery of an updated Operational Budget pursuant to Section 2.2(a), the Program Funding Schedule and (b) following delivery of an updated Operational Budget pursuant to Section 2.2(a), such updated Operational Budget.

“Orange Book Patents” means the Patents listed for the Product in the FDA’s Orange Book pursuant to 21 U.S.C. Section 355(b)(1), as such patent listing may be amended from time to time, together with all foreign counterpart patents.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, or its constitution, as amended, and its by-laws, constitution or articles of association, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Material Product Agreements” mean (a) the Lonza Agreement (for so long as such agreement constitutes the sole source of API for Company), (b) the BMS Agreement, (c) any agreement pursuant to which Company or any of its Subsidiaries exclusively in-licenses (or sublicenses) or exclusively out-licenses (or sublicenses) any Product Intellectual Property Rights, and (d) any other agreement relating to the Product to which Company or any of its Subsidiaries is a party as to which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Outside Date” means (x) December 30, 2025 or (y) such earlier date following the end of the Reimbursement Period as of which the Lenders have received payments in cash pursuant to Section 2.7 equal to at least the Applicable Funded Amount.

“Participant Register” has the meaning specified in Section 10.6(h)(ii).

“Patent” means any patent or patent application, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patriot Act” has the meaning specified in Section 4.21.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“Perfection Certificate” means a Perfection Certificate substantially in the form of Exhibit C that provides information with respect to the assets of each Loan Party.

“Permitted Liens” means:

(a)    Liens securing the Obligations created pursuant to the Loan Documents;

(b)    Liens for Taxes for amounts not yet overdue by more than 30 days that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts;

(c)    statutory Liens (and rights of set-off) of landlords, banks, carriers and warehousemen;

(d)    Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) liabilities to insurance carriers providing property, casualty, liability or other insurance to Company and its Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)    (i) Liens on assets securing judgments, awards, attachments or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 8.01(h) and (ii) any pledge or deposit securing any settlement of litigation;

(f)    licenses or sublicenses of Intellectual Property Rights in the ordinary course of business, but only to the extent not prohibited under this Agreement;

(g)    Liens of the type specified in clause (b) of the definition of “Liens” on Equity Interests of Company (but not any Subsidiary) held by Company as treasury stock;

(h)     Liens securing Capital Leases; provided that, with respect to Capital Leases entered into following the Closing Date, (i) such Liens attach concurrently with or within 30 days after the acquisition of the property subject to such Liens and (ii) such Liens do not at any time encumber any property other than the property financed by such Capital Leases; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; and

(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Permitted Restricted Junior Payments” means:

(a)    Restricted Junior Payments (x) made to repurchase, redeem, retire or otherwise acquire or retire for value Capital Stock of Company held by any future, present or former employee, director, member of management, officer, manager or consultant of Company or any Subsidiary in connection with the termination of employment; provided that the aggregate amount of all Permitted Restricted Junior Payments made pursuant to this clause (x) shall not exceed $5,000,000; or (y) consisting of (i) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of Company or any Subsidiary or (ii) repurchases of Capital Stock in consideration of the payments described in clause (i) above, including demand repurchases in connection with the exercise of stock options;

(b)    (x) the issuance of Capital Stock of Company upon the exercise of any warrants, options or rights to acquire such Capital Stock, including upon conversion of any Indebtedness that is convertible into or exchangeable for Capital Stock of Company; and (y) Restricted Junior Payments to make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Company or any Subsidiary;

(c)    Restricted Junior Payments to repurchase Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(d)    Restricted Junior Payments constituting the purchase, defeasance, discharge, redemption, repurchase, repayment or other acquisition or retirement thereof of the Convertible Notes or any other Indebtedness (other than Subordinated Indebtedness) in exchange for, or using the proceeds of Capital Stock or Indebtedness of Company and not guaranteed by any Subsidiary, so long as the terms of such Capital Stock or Indebtedness issued to refinance such Indebtedness does not have a maturity or redemption date, or require any principal payments, dividends or distributions (other than pay in kind), in each case, prior to the date which is 91 days following the Outside Date; provided, that such restriction shall not apply to an aggregate of up to $300,000,000 in principal amount of Indebtedness or Capital Stock issued to refinance all or a portion of the 2014 Convertible Notes;

(e)    payments with respect to Subordinated Indebtedness permitted under the applicable terms of subordination; and

(f)    subject to there being no Default or Event of Default at such time, other Restricted Junior Payments in an aggregate amount not to exceed the Available Amount.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pfizer Agreement” means that certain License Agreement, dated June 2, 2011, between Company and Pfizer, Inc., as amended from time to time in accordance with this Agreement, including by the First Amendment to License Agreement, dated August 30, 2016.

“Pledge and Security Agreement” means the Pledge and Security Agreement executed by Grantors in favor of Administrative Agent for the benefit of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time.

“Primary In-License Agreements” mean the Pfizer Agreement and the AZ Agreement.

“Pro Rata Share” means, with respect to a Lender, the percentage obtained by dividing (a) the aggregate of all Quarterly Funding Amounts actually funded by that Lender (or its assignor or predecessor in interest) plus, without duplication, such Lender’s aggregate remaining Commitments by (b) the aggregate of all Quarterly Funding Amounts actually funded by all Lenders (or their assignors or predecessors in interest) plus, without duplication, the aggregate remaining Commitments of all Lenders. As of the Closing Date, the amount of each Lender’s Pro Rata Share of the Commitments is set forth in Schedule A.

“Product” means any product containing rucaparib, whether as its sole active ingredient or in combination with one or more other active ingredients, including the rucaparib camsylate product Commercialized in the United States as of the Closing Date under the brand name “Rubraca®”, as identified in the Product NDA in the United States, and all polymorphs, isomers, prodrugs, metabolites, esters, salts and any other forms, formulations or methods of delivery thereof Commercialized in any country of the world under any brand name or as a generic product by or on behalf of the Company, any of its Subsidiaries or any of its or their respective Licensees.

“Product Intellectual Property Rights” means (i) any and all Intellectual Property Rights owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, the Company or its Subsidiaries relating to the Product and (ii) the Orange Book Patents.

“Product NDA” means the FDA-approved NDA for the Product in the United States, identified as NDA 209115, including all amendments and supplemental applications to such NDA, and any other Regulatory Approval for the Product in any country of the world.

“Product Patent” means any Patent within the Product Intellectual Property Rights.

“Program” means the activities contemplated under the Clinical Study Protocol with respect to the ATHENA Trial.

“Program Expenses” means the means the actual, direct costs, calculated in accordance with GAAP consistently applied, incurred by Company and its Affiliates related to the ATHENA Trial, including amounts, without markup, that Company pays to contract research organizations, contract manufacture organizations, payments to consultants and legal advisors, direct labor costs paid by Company, drug supply costs for patients in the ATHENA Trial investigator meetings, software licenses, publications, insurance, laboratory services, diagnostics, and drug product distribution, provided, however, that “Program Expenses” shall specifically exclude (i) all indirect costs including general corporate and administrative overhead, (ii) all costs paid in connection with any Commercialization activities, and (iii) costs associated with late-payment fees, interest or other penalties imposed on Company or any of its Affiliates by third parties. An illustrative example of Program Expenses for the fourth quarter of 2018 is attached as Exhibit B hereto.

“Program Funding Schedule” means Company’s estimate, as of the Closing Date, of the Program Expenses that it expects to incur from January 1, 2019 through the Success Event, set forth on a Calendar Quarter-by-Calendar Quarter basis, a copy of which is attached as Exhibit A hereto.

“Program Termination” means (i) Company voluntarily terminates the ATHENA Trial or (ii) the IDMC requires or recommends termination of the ATHENA Trial.

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, or post market requirements of any drug, biologic or other product (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.) in the United States or equivalent or similar Requirements of Law in any other regulatory jurisdiction, including the regulations promulgated by the FDA and codified at Title 21 of the Code of Federal Regulations and all applicable regulations promulgated by the National Institutes of Health (“NIH”) and codified at Title 42 of the Code of Federal Regulations issued by the FDA and the NIH.

“Quarterly Budget” means, with respect to a Calendar Quarter, the amount set forth in the Program Funding Schedule for such Calendar Quarter.

“Quarterly Funding Amount” means, with respect to a Calendar Quarter (commencing with the Calendar Quarter ended March 31, 2019 and ending on the Calendar Quarter ended September 30, 2022) the lesser of: (a) the total Program Expenses incurred by Company in such Calendar Quarter plus an amount equal to (i) the total Program Expenses incurred by Company in all Calendar Quarters commencing with the Calendar Quarter commencing January 1, 2019 and prior to such Calendar Quarter minus (ii) the amount of all Quarterly Funding Amounts previously funded by the Lenders, and (b) an amount equal to (i) one hundred ten percent (110%) of the aggregate amount set forth in the Quarterly Budget for such Calendar Quarter and all prior Calendar Quarters (as reflected on the final row of Exhibit A entitled “Cumulative Total + 10% Overage”), less (ii) the amount of all Quarterly Funding Amounts previously funded by the Lenders.

“Receivables” has the meaning set forth in the Pledge and Security Agreement.

“Register” means a register maintained by Administrative Agent for the recordation of the names and addresses of Lenders and the principal amount of the Quarterly Funding Amounts (and any stated interest therein) of each Lender from time to time.

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, or exemptions of or issued by any Governmental Authority (including pre-market approval applications, pre-market notifications, investigational new drug applications, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, manufacture, Commercialization, distribution, marketing, storage, transportation, import, export, pricing, Governmental Authority reimbursement, use and sale of Products.

“Regulation” has the meaning specified in Section 4.30.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Action” means, in connection with the Product, an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 critical inspectional observations, establishment inspection report, other notice of violation letter, clinical hold order, recall, seizure, Section 305 notice or other similar written communication or consent decree, issued by the FDA or a Governmental Authority in any other regulatory jurisdiction.

“Regulatory Approval” means any Registration necessary to Commercialize a given biologic product, pharmaceutical product or medical device product in a given regulatory jurisdiction.

“Regulatory Documentation” means any and all regulatory filings, reports, applications, notifications and documentation in the United States or in any other country, including all submissions to Governmental Authorities, all investigational new drug applications (“INDs”) and amendments thereto, all research ethics committee submissions and authorizations, all Regulatory Approvals, including all Product NDAs and all supplemental applications or amendments thereto, all related drug master files, as well as all correspondence with any Governmental Authorities with respect thereto, in each case, directly or otherwise reasonably relating to the Product, any clinical trial for the Product administered by or on behalf of the Company (including the ATHENA Trial) or the research, development, use, manufacture, licensure, packaging, processing, delivery or Commercialization of the Product, or any services provided directly or otherwise reasonably in connection with the Product.

“Reimbursement Period” means the period commencing on the Closing Date and ending on the earliest of (i) the date on which Company notifies Administrative Agent of a Program Termination, (ii) the date on which Company pays the Discharge Amount to Administrative Agent for distribution to the Lenders as contemplated by Section 2.9, Section 8.2, (iii) September 30, 2022, (iv) the date of completion of all activities under the Clinical Study Protocol or (v) the date of the occurrence of a Liquidity Event.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Repayment Start Date” means the earliest to occur of (i) the date of achievement of the Success Event, (ii) the date of Program Termination, (iii) the date on which the results of the ATHENA Trial are determined by Company to be insufficient to achieve the Success Event or (iv) September 30, 2022.

“Report” has the meaning specified in Section 9.10(a).

“Required Lenders” means Lenders whose Pro Rata Share of all Quarterly Amounts actually funded and, without duplication, the aggregate unfunded Commitments of all Lenders total more than fifty percent (50.0%).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to the Convertible Notes or any other Material Indebtedness; provided that payments of Indebtedness (other than Subordinated Indebtedness) within ten (10) Business Days of the stated maturity thereof (or, in the case of regularly-scheduled interest payments with respect to the Convertible Notes or any other Material Indebtedness, within 10 Business Days of the due date of such interest payments) shall not constitute a Restricted Junior Payment; and provided; further that distributions made by Subsidiaries of Company to Company or other Loan Parties shall not constitute Restricted Junior Payments.

“Royalty Rate” means:

(x)    with respect to Net Sales set forth in subsection (a) of the definition of “Net Sales,” the greater of: (i) nine and three quarters percent (9.75%) and (ii) the product of (x) nine and three quarters percent (9.75%) multiplied by (y) a fraction equal to: (a) the Applicable Funded Amount divided by (b) One Hundred and Sixty-Six Million and Five Hundred Thousand Dollars ($166,500,000) and

(y)    with respect to Net Sales set forth in subsection (b) of the definition of “Net Sales” and amounts received by the Company and its Subsidiaries which are described in Section 2.7(b), nineteen and one half percent (19.5%).

“Rubraca Subsidiary” means Clovis UK, Clovis Ireland and each other Subsidiary of Company that owns any rights in or to any of the Collateral, including any Product Intellectual Property Rights, is party to any Material Contract, conducts any activities under the Program, or is otherwise engaged in any research, development, manufacture or Commercialization of the Product, including, without limitation, any Subsidiaries which are engaged in the sale or distribution of the Product outside of the United States or which are parties to any Licensee arrangements or Joint Ventures relating to the Product.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Selling Parties” has the meaning specified in the definition of “Net Sales”.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a)(i) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Company Reports or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5), transactions at an undervalue, unfair preferences or equivalent concepts and (c) without limiting the foregoing with respect to each Loan Party, such entity will not (A)(1) be unable to or have admitted its inability to pay its debts as they fall due, (2) be deemed to or declared to be unable to pay its debts under applicable law, (3) have suspended or threatened, in writing, to suspend making payments on any of its debts or (4) by reason of actual or anticipated financial difficulties, have commenced negotiations with one or more of its creditors generally or any class of them (other than the Loan Parties) with a view to rescheduling any of its Indebtedness; or (B) have had declared a moratorium in respect of any Indebtedness.

“Specified Product IP Rights” means any and all Product Intellectual Property Rights that are either (a) owned by Company or any of its Subsidiaries or (b) licensed to Company or any of its Subsidiaries pursuant to the Pfizer Agreement.

“Spot Rate” means, on any day, for purposes of determining the Dollar equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading”. In the event that such rate does not appear in The Wall Street Journal, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company.

“Subordinated Indebtedness” means Indebtedness of Company or any Guarantor that is by its express terms subordinated in right of payment to the obligations of Company and such Guarantor, as applicable, under this Agreement on terms acceptable to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50.0%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Success Event” means the approval by the FDA of an update to the label portion of the Product NDA to include in such label the treatment of the Indication.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Section 1.2.    Accounting and Other Terms.

(a)    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Sections 5.1(a), Section 5.1(b) and 5.1(c), as applicable, shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Company Reports. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of Company and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470 20 on financial liabilities shall be disregarded. Notwithstanding anything to the contrary contained in this clause (a) or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Capital Leases in conformity with GAAP on the Closing Date shall be considered Capital Leases and shall constitute Indebtedness or a Capital Lease under this Agreement or any other Loan Document.

(b)    All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine.

(c)    For purposes of determining compliance with any incurrence or expenditure tests set forth in this Agreement, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars ($)) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.3.    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Schedule or Exhibit shall be to a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Except as otherwise specified, when used herein, “or” shall have the non-exclusive meaning of “and/or”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal, intellectual or mixed and whether tangible or intangible. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) all amounts payable by Company pursuant to Section 2.7, Section 2.8, Section 2.9, or Section 8.2 as applicable, (ii) all costs, expenses or indemnities payable pursuant to Section 10.2 or Section 10.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees, charges (including loan fees, service fees, professional fees, and expense reimbursement) and other Obligations that have accrued hereunder or under any other Loan Document and are unpaid and (b) the receipt by Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or any Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Administrative Agent reasonably determine is appropriate to secure such contingent Obligations. Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document) and (b) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.3 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.4.    Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one (1) full day.

Section 1.5.    Exchange Rate Fluctuations.

(a)    Subject to Section 1.5(c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Loan Documents, the equivalent to an amount in a Currency Agreement shall be calculated at the rate for the conversion of a Currency Agreement into the relevant currency of the non-base currency monetary limit, threshold and other exception at the Spot Rate, in each case, as at the date of the Loan Parties incurred or made the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b)    Subject to paragraph (c) below, no Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Loan Documents shall arise merely as a result of a subsequent change in a Currency Agreement equivalent or any other currency specified for any basket due to fluctuations in exchange rates.

(c)    Paragraphs (a) and (b) above shall not apply to or in respect of determing compliance with any incurrence or expenditure tests set forth in this Agreement.

ARTICLE II

DEVELOPMENT PROGRAM; FUNDING; REPAYMENT

Section 2.1.    General. Company shall conduct, and the Lenders shall fund, the Program, in each case, in accordance with and subject to the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Program are such activities as are necessary or advisable in order to complete the Clinical Study Protocol, and the anticipated budget for such activities is set forth in the Program Funding Schedule. For clarity, the Administrative Agent and the Lenders have no responsibility or liability for the Program or the Product including regulatory compliance, intellectual property management, seeking regulatory approvals, manufacturing, marketing, clinical development, product safety, distribution, pricing, sales, and reimbursement with respect thereto.

Section 2.2.    Operational Budget; Clinical Study Protocol.

(a)    Company shall monitor, and actively track and record, throughout the term of this Agreement, actual and projected expenditures for Program Expenses. If Company determines, in its reasonable judgment, that the Operational Budget then in effect no longer provides a reasonably accurate forecast of the cost, on a Calendar Quarter-by-Calendar Quarter basis, of the conduct of the Program, Company shall provide an updated Operational Budget to Administrative Agent concurrently with the next report and invoice delivered to Administrative Agent pursuant to Section 2.6. For clarity, notwithstanding any such update to the Operational Budget, which shall be provided for informational purposes only, in no event may Company update the Program Funding Schedule without the Required Lenders’ prior written consent, in their sole discretion, nor shall Administrative Agent or any Lender update the Program Funding Schedule without Company’s prior written consent, in its sole discretion. Any updated Operational Budget delivered by Company under this Agreement shall provide, at a minimum, the same level of detail on a Calendar Quarter-by-Calendar Quarter basis as the Program Funding Schedule.

(b)    Company shall monitor, and actively track and record, throughout the term of this Agreement, its progress under the Clinical Study Protocol for the Product. Company may update or amend the Clinical Study Protocol in its sole discretion and shall provide written notice to Administrative Agent thereof in accordance with Section 5.10.

Section 2.3.    Use of Affiliates and Third Parties. Company shall be entitled to utilize the services of its Affiliates and third parties to perform its rights and responsibilities with respect to the Program and the activities contemplated hereunder; provided that, in each case, Company will remain responsible for the full and complete performance of all of Company’s obligations and duties under this Agreement, and compliance of any such Affiliate or third party.

Section 2.4.    Company Representatives. Company agrees to provide to Administrative Agent the names and contact information of at least two (2) Company employees (the “Company Representatives”) who shall be available during Company’s ordinary business hours to answer any questions Administrative Agent (for itself or on behalf of the Lenders) may have regarding any Information Administrative Agent receives pursuant to Company’s reporting obligations under this Agreement. Company agrees that one (1) of such Company Representatives will be the senior Company employee responsible for the development of the Product for treatment of the Indication. Except for the preceding sentence, Company may replace its Company Representatives at any time, with prior written notice to Administrative Agent. Such inquiries and responses may be conducted either in person or by telephone or videoconference and shall take place during normal business hours and shall be reasonable in scope, duration and frequency and not unduly interfere with the normal operations of the Company.

Section 2.5.    Program Termination. Notwithstanding anything to the contrary in this Agreement, Company retains the sole authority in its sole discretion to implement a Program Termination. Each of Company and the Lenders acknowledge and agree that, while Company may so implement a Program Termination in its sole discretion, the obligations of Company under the terms of this Agreement shall continue in accordance with the terms hereof.

Section 2.6.    Funding Obligations.

(a)    Within thirty (30) days following the end of each Calendar Quarter during the Reimbursement Period, the Company shall provide to the Administrative Agent a report and invoice for such Calendar Quarter (or applicable portion thereof, in the case of the Calendar Quarter during which the Reimbursement Period ends) reflecting in reasonable detail all Program Expenses incurred in such Calendar Quarter and Company’s good faith calculation of the Quarterly Funding Amount for such Calendar Quarter. Subject to the Commitments not having been terminated or suspended in accordance with Section 8.2 as of such date, each Lender shall disburse to Administrative Agent, for distribution to the Company, on a Calendar Quarter basis in arrears, its Pro Rata Share of such Quarterly Funding Amount within fifteen (15) Business Days following Administrative Agent’s receipt from Company of such invoice therefor following the Calendar Quarter to which such Quarterly Funding Amount relates; provided that, in no event will the aggregate of all Quarterly Funding Amounts to be funded by the Lenders hereunder exceed One Hundred and Seventy-Five Million Dollars ($175,000,000). Upon receipt of such Quarterly Funding Amount, Administrative Agent shall credit such Quarterly Funding Amount to Company’s account.

(b)    Notwithstanding anything to the contrary herein, no Quarterly Funding Amounts shall be funded by the Lenders following the occurrence of a Liquidity Event or following the date on which Company pays the Discharge Amount to Administrative Agent for distribution to the Lenders as contemplated by Section 8.2, if applicable, regardless of whether any Program Expenses were incurred by Company and unreimbursed by the Lenders prior to such date. For clarity, Lenders are only required to fund Program Expenses in a given Calendar Quarter up to the Quarterly Funding Amount for such Calendar Quarter.

(c)    The Administrative Agent may, and at the direction of Required Lenders shall, suspend or terminate the Lenders’ remaining Commitments in the event that the Company shall fail to use Commercially Reasonable Efforts, consistently applied throughout the term of this Agreement, to Develop and Commercialize the Product or an Event of Default occurs and is continuing under Section 8.1(a), Section 8.1(f) or Section 8.1(g); provided, that the remaining Commitments shall terminate automatically in the case of an Event of Default relating to Company under Section 8.1(f) or Section 8.1(g).

Section 2.7.    Repayment.

(a)    On a Calendar Quarter-by-Calendar Quarter basis starting from the Calendar Quarter in which the Repayment Start Date occurs, within thirty (30) days following the end of each Calendar Quarter, Company shall pay to Administrative Agent for distribution to the Lenders a royalty on Net Sales of the Product during such Calendar Quarter calculated at the applicable Royalty Rate, which royalty payments shall be paid in accordance with Section 2.10, Section 2.12 and Section 2.15, provided that in no event shall the royalty payments payable by Company to Administrative Agent for distribution to the Lenders under this Section 2.7(a) with respect to a Calendar Quarter exceed the Applicable Cap Amount for such Calendar Quarter. In the event of any adjustment to the Royalty Rate pursuant to the definition thereof at any time following the first payment by Company under this Section 2.7(a), Company shall, within thirty (30) days of such adjustment, pay to Administrative Agent for distribution to the Lenders a true-up payment to account for the difference between all prior amounts paid under this Section 2.7(a) (including any prior true-up amount paid under this Section 2.7(a)) and the amount of such payments if the Royalty Rate had been subject to such adjustment prior to Company’s payment of such amounts under this Section 2.7 (including any prior true-up amount paid under this Section 2.7(a)).

(b)    In addition to the amounts payable pursuant to clause (a) above, if Company or its Subsidiaries receives (i) any payment on account of (x) any license, Joint Venture, or other Commercialization arrangement outside of the United States or (y) any settlement or agreement with a Generic Licensee in any jurisdiction, in each case ((x) and (y)), other than on account of Net Sales, including any upfront, milestone, equity interests, product discounts outside the ordinary course or any other payments or consideration (it being understood that non-financial customary undertakings in any such arrangement which are ancillary to the grant of the applicable licensed rights and which do not involve the transfer of financial consideration shall not be deemed to constitute consideration giving rise to a payment thereunder) pursuant to, regardless whether in lieu of or on account of royalties or (ii) any payments from any Person in respect of, and to the extent attributable to, any claim that the making, using, selling, offering for sale, import, export, use or other exploitation of any product on or after the Repayment Start Date infringes or misappropriates any of the Product Intellectual Property Rights, whether pursuant to a court order, settlement agreement or otherwise (other than amounts described in clause (b) of the definition of Net Sales), after deducting the out-of-pocket expenses incurred by Clovis in pursuing such claim, then, in each case of clause ((i) and (ii), the Lenders shall be entitled to a percentage of such payments equal to the Royalty Rate, which amount shall be fully earned by the Lenders upon receipt of the applicable payment by Company or its Subsidiaries and shall be payable to Administrative Agent for distribution to the Lenders within ten (10) Business Days of such receipt by Company or its Subsidiaries (or, in the case of such payments received prior to the Repayment Start Date, on the first payment date under Section 2.7(a)). Any payments to the Lenders under this clause (b) shall be excluded from consideration in calculating whether the Applicable Cap Amount has been reached (but, for clarity, shall be included in calculating whether the Maximum Payment Amount, Discharge Amount and Applicable Funding Amount (for the purpose of Section 2.8) has been reached).

(c)    If the aggregate royalties paid by Company under Section 2.7(a) and amounts paid by Company under Section 2.7(b) reach the Maximum Payment Amount, no further payments under Section 2.7 shall be required.

(d)    All payments to the Lenders under Section 2.7(a) shall be accompanied by (i) a report that includes reasonably detailed information regarding the total calculation of gross sales of Products on a country-by-country basis and Net Sales of Product (including all applicable deductions), along with the units of Product sold, and (ii) in the case of payments on account of Net Sales pursuant to clause (b) of the definition thereof, including any supporting information or other reports received from the applicable third party in connection with any related payment to Company and its Subsidiaries, in each case, with respect to the applicable Calendar Quarter (including any foreign exchange rates employed). All payments to the Lenders under Section 2.7(b) shall be accompanied by supporting information that details the timing, nature, source and manner of calculation of any payment to Company and its Subsidiaries which gave rise to such payment, and a calculation of the amount due to the Lenders with respect to such amounts. In addition, promptly (and no later than five (5) Business Days) following the receipt by Company or its Subsidiaries of any payment described in Section 2.7(b), Company shall provide Lenders with a report of such payment, accompanied by a report that includes reasonably detailed information regarding the basis therefor (including any supporting information received from any Licensees or other Persons with respect thereto), and all amounts payable to the Lenders under Section 2.7(b) in connection therewith (including any foreign exchange rates employed).

Section 2.8.    Maturity of Applicable Funded Amount. If, as of December 30, 2025, the Lenders have not received payments pursuant to Section 2.7(a) and Section 2.7(b) hereof equal to at least the Applicable Funded Amount, the Company shall, on or before such date, pay to Administrative Agent for distribution to the Lenders an amount equal to the Applicable Funded Amount less the aggregate amounts already paid under Section 2.7(a) and Section 2.7(b).

Section 2.9.    Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, at any time, Company may, in its sole discretion, elect to discharge its payment obligations to the Lenders under this Agreement by payment of the Discharge Amount to Administrative Agent for distribution to the Lenders. Any such discharge shall require not less than five (5) Business Days’ prior written notice, which notice shall be irrevocable. Effective as of the payment of such Discharge Amount to the Lenders, this Agreement shall automatically terminate, subject to Section 10.8.

(b)    Company shall provide prompt written notice of the occurrence of a Liquidity Event (and in no event later than three (3) Business Days of the occurrence thereof or, if earlier, of Company becoming aware of such occurrence), and not later than five (5) Business Days after the occurrence of any Liquidity Event, the Company shall pay the Discharge Amount to the Administrative Agent for distribution to the Lenders. Effective as of the payment of such Discharge Amount to the Lenders, this Agreement shall automatically terminate, subject to Section 10.8.

Section 2.10.    General Provisions Regarding Payments.

(a)    All payments by Company under this Article II shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 4:00 p.m. to Administrative Agent’s Account; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)    Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments made by Company hereunder, to the extent received by Administrative Agent.

(c)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(d)    Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 4:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue in accordance with Section 2.14 on any amount as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.11.    Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the Applicable Funded Amount due to such Lender that is greater than the proportion received by any other Lender in respect of the Applicable Funded Amount due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Applicable Funded Amount due to the other Lenders so that all such recoveries of Applicable Funded Amount shall be shared by all Lenders in proportion to the Applicable Funded Amount due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.12.    Taxes; Withholding, etc.

(a)    Withholding of Taxes. All sums payable by any Loan Party on account of any obligation of a Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, except as required by applicable law. If any Loan Party or any other Person is required by applicable law (as determined in the good faith discretion of such Loan Party or any other Person) to make any deduction or withholding on account of any Tax, other than (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed due to or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender acquires its interest in any amounts payable under the Loan Documents or such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.12 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.12(d) or supply documentation requested pursuant to Section 2.12(d) by any Loan Party and (iv) Taxes imposed under FATCA, then all such non-excluded Taxes, collectively or individually, will be “Indemnified Taxes”. If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by any Loan Party to Administrative Agent or any Lender under any of the Loan Documents: (1) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (2) Company shall be entitled to pay any such Tax in accordance with applicable law and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority; (3) the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of Indemnified Taxes, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Indemnified Taxes been required or made; and (4) as soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 2.12(a), Company shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)    Other Taxes. The Loan Parties shall pay to the relevant Governmental Authorities any present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except for any such Taxes that, with respect to any recipient, are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (“Other Taxes”). As soon as practicable after any payment of Taxes by Company to any Governmental Authority pursuant to this Section 2.12(b), Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by a Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)    Tax Indemnification. The Loan Parties hereby jointly and severally indemnify and agree to hold Administrative Agent and Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.12) paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted or imposed by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which Administrative Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes and such written demand shall be conclusive absent manifest error.

(d)    Evidence of Exemption From U.S. Withholding Tax. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Company and the Administrative Agent, at the time or times reasonably requested by Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Company or the Administrative Agent as will enable Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (d)(ii) and (d)(iii) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall deliver to Company and the Administrative Agent, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), at the request of the Company: (i) two (2) original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN, W-8BEN-E or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is subject to an exemption from, or a reduction in the rate of, withholding of United States federal income tax with respect to any payments to such Lender of amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender. Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.12(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to the Company and the Administrative Agent two (2) new original copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN, W-8BEN-E or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or notify Administrative Agent and Company of its inability to deliver any such forms or certificates. Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to Section 2.12(d)(i) that such Non-US Lender is not legally able to deliver.

(ii)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Company and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(d)(ii), FATCA shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.12(d)(ii) that such Non-US Lender is not legally able to deliver.

(iii)    Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to the Company and the Administrative Agent (for transmission to Company upon Company’s written request), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion) or at the request of Company, two (2) original copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of amounts payable under any of the Loan Documents.

(e)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)    Survival. Each party’s obligations under this Section 2.12 shall survive the assignment of rights by, or the replacement of a Lender and the repayment, satisfaction, and discharge or all obligations under any Loan Document.

Section 2.13.    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the advance of the Quarterly Funding Amounts becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.11 or 2.12, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) advance the Quarterly Funding Amounts through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.11 or 2.12 would be materially reduced and if, as determined by such Lender in its sole discretion, the advance of such Quarterly Funding Amounts through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.13 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.13 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.14.    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) the Quarterly Funding Amounts (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, any amounts otherwise payable to such Defaulting Lender shall, if Administrative Agent so directs, be shared pro rata among the other Lenders. No rights or obligations of any other Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.14, performance by Company of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.14. The rights and remedies against a Defaulting Lender under this Section 2.14 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.15.    Late Payments. A late fee of the lesser of (i) two percent (2.0%) per annum and (ii) the Highest Lawful Rate, will accrue on all unpaid amounts that are due and payable under this Agreement or any Loan Document from the date such obligations were due until the date payment is made. Such late fee shall be payable in cash, on demand, compounded quarterly, and payable at such time as the underlying payment giving rise to such late fee is made. The imposition and payment of a late fee shall not constitute a waiver of the Lenders’ rights with respect to such payment default or an election of remedies and shall be in addition to any other remedies available to the Lenders, at law or in equity, with respect to such payment default. In no event shall any late fees owed or paid under this Section 2.15 be counted toward the Applicable Cap Amount or the Maximum Payment Amount.

Section 2.16.    Discharge Amount.

(a)    Without limiting any provision of this Agreement, the Company shall be obligated to pay the Discharge Amount in connection with any termination of the Company’s payment obligations pursuant to Section 2.9(a), upon any Liquidity Event pursuant to Section 2.9(b) and in connection with any acceleration of the Obligations following an Event of Default, including in connection with any automatic acceleration of the Obligations upon the occurrence of an Event of Default under Section 8.1(f) or Section 8.1(g).

(b)    Without limiting the generality of the foregoing clause (a), it is understood and agreed that if the Obligations are accelerated for any reason, including because of an Event of Default, the Discharge Amount will be due and payable as though the Obligations were voluntarily discharged as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Discharge Amount shall constitute the liquidated damages sustained by the Lenders as the result of the termination of this Agreement and the acceleration of the Obligations, and the Company agrees that it is reasonable under the circumstances currently existing. The Discharge Amount shall also be payable (i) in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means and/or (ii) upon the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any bankruptcy or other insolvency proceeding, whether under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means or the making of a distribution of any kind in any bankruptcy or other insolvency Proceeding to the Administrative Agent, for the account of the Lenders, or to the Lenders in full or partial satisfaction of the Obligations. THE COMPANY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR

MAY PROHIBIT THE COLLECTION OF THE DISCHARGE AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO THE BANKRUPTCY CODE OR ANY OTHER DEBTOR RELIEF LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. The Company expressly agrees that: (A) it is impracticable to determine the level of actual damages sustained by each Lender; (B) the Discharge Amount is reasonable and proportional to the probable damages sustained by each Lender and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (C) the Discharge Amount shall be payable notwithstanding the then prevailing market rates at the time payment is made; (D) there has been a course of conduct between Lenders and the Company giving specific consideration in this transaction for such agreement to pay the Discharge Amount; and (E) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the Discharge Amount to Lenders as herein described is a material inducement to Lenders to enter into the Agreement and to fund the Quarterly Funding Amounts hereunder.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1.    Closing Date. The obligation of each Lender to advance the first Quarterly Funding Amount on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)    Loan Documents. Administrative Agent shall have received sufficient copies of each Loan Document executed and delivered by each applicable Loan Party for each Lender.

(b)    Organizational Documents; Incumbency. Administrative Agent shall have received a Secretary’s Certificate for each Loan Party attaching: (i) copies of each Organizational Document of such Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated a recent date prior to the Closing Date; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party or in the case of an English Loan Party or an Irish Loan Party, a specimen of the signature of each person authorized to execute the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors and (in the case of an English Loan Party and/or if typically required under the laws of the jurisdiction where the relevant Loan Party is incorporated) the shareholder(s) of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is or (in the case of a shareholder of a Loan Party) its Subsidiary is a party or by which it or its assets or (in the case of a shareholder of a Loan Party) its Subsidiary or its Subsidiary’s assets may be bound as of the Closing Date, certified as of the Closing Date by its director, secretary or an assistant secretary as being in full force and effect without modification or amendment that is not attached; (iv) other than the English Loan Party and only where such concept exists, a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)    Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 4.1, which Schedule 4.1 shall identify each Rubraca Subsidiary.

(d)    Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)    Collateral. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid, perfected first priority security interest in the personal and intellectual property Collateral, Administrative Agent shall have received:

(i)    evidence satisfactory to Administrative Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of instruments and chattel paper, and any agreements governing deposit or securities accounts as provided therein and a duly executed authorization to pre-file UCC-1 financing statements), together with (A) appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and (B) evidence satisfactory to Administrative Agent of the filing of such UCC-1 financing statements;

(ii)    a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) covering any of the Collateral and disclosed in such search; and

(iii)    certificates, if any, representing the Pledged Equity Interests accompanied by undated stock powers or stock transfer forms, as applicable, executed in blank, the register of members of any company whose Capital Stock is subject to or expressed to be subject to the Collateral and a copy of all notices executed by the relevant Loan Party that are required, under the terms of the Collateral Documents, to be sent on the Closing Date, and instruments evidencing the Pledged Debt indorsed in blank; and

(iv)    evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including Control Agreements for all Deposit Accounts and Security Accounts held by a Loan Party) and made or caused to be made any other filing and recording reasonably required by Administrative Agent in order to perfect the Lien of Administrative Agent in the Collateral.

(v)    in the case of an Irish Loan Party, agreed form security filings to be made with the Companies Registration office of Ireland (the “CRO”) and the Irish Revenue Commissioners;

(vi)    satisfactory and up to date searches at the relevant public registries in Ireland on Clovis Ireland and evidence that all acts appearing thereon which the Administrative Agent require to be discharged have been fully discharged to the satisfaction of the Administrative Agent;

(vii)    satisfactory and up to date property searches on Clovis Ireland and evidence that all acts appearing thereon which the Administrative Agent require to be discharged have been fully discharged to the satisfaction of the Administrative Agent; a copy of all written notices required to be sent under the Irish Debenture executed by the relevant security provider.

(f)    Legal Opinions. Administrative Agent, the Lenders and their respective counsel shall have received executed copies of the favorable written opinions of (i) Willkie Farr & Gallagher LLP, counsel for Loan Parties, (ii) Ropes & Gray, International LLP, English counsel to the Lenders, in respect of the capacity of the English Loan Party to enter into the Loan Documents to which it is a party and the enforceability of any Loan Documents governed by the laws of England and Wales, and (iii) Dillon Eustace, Irish counsel to Clovis Ireland in respect of the capacity of Clovis Ireland to enter into the Loan Documents to which it is a party and (iv) Arthur Cox, Irish counsel to the Lenders, in respect of the enforceability of any Loan Documents governed by the laws of Ireland and as to such other matters as Administrative Agent may reasonably request, in each case, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party hereby instructs its counsel to deliver the foregoing referenced opinion to Administrative Agent and Lenders).

(g)    Fees. Company shall have paid to the Lenders the sum of $1,000,000 on account of the Lenders’ fees and expenses contemplated (and in fulfillment of the Company’s obligations) by the last sentence of Section 10.2 hereof.

(h)    Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit F, dated as of the Closing Date and addressed to Administrative Agent and Lenders, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated herein including the funding of the first Quarterly Funding Amount on the Closing Date, Company and its Subsidiaries are and will be Solvent.

(i)    Closing Date Certificate. Company shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(j)    PSC Certificate. In respect of each company incorporated in the United Kingdom whose Capital Stock is the subject of the Collateral (a “Charged Company”), either:

(i)	a certificate of an Authorized Officer of the Company certifying that:

(A)

the Company and each of its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the United Kingdom Companies Act 2006 from that Charged Company; and

(B)	no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the United Kingdom Companies Act 2006) has been issued in respect of that Capital Stock,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the United Kingdom Companies Act 2006) of that Charged Company, which is certified by an Authorized Officer of the Company to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii)    a certificate of an Authorized Officer of the Company certifying that such Charged Company is not required to comply with Part 21A of the United Kingdom Companies Act 2006.

(k)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(l)    No Material Adverse Effect. Since December 31, 2018, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(m)    Bank Regulations. Administrative Agent shall have received all documentation and other information reasonably requested that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including those promulgated under the Patriot Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to Administrative Agent.

(n)    Quarterly Funding Amount. Administrative Agent shall have received a report and invoice of Program Expenses and a calculation of the Quarterly Funding Amount with respect to the Calendar Quarter ended March 31, 2019, all in accordance with Section 2.6, except that the time period for delivery of such shall be not later than five (5) Business Days prior to the Closing Date.

(o)    Representations and Warranties. The representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the date hereof shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(p)    No Default or Event of Default. No event shall have occurred and be continuing or would result from the consummation of the transactions contemplated herein that would constitute an Event of Default or a Default.

(q)    Comparable Yield. The parties shall have agreed on a “comparable yield” used to prepare the “projected payment schedule” (each as defined in Treas. Reg. Section 1.1275-4(b)).

Each Lender, by delivering its signature page to this Agreement and funding the first Quarterly Funding Amount on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and Lenders to enter into this Agreement and to fund the Quarterly Funding Amounts to be made thereby, each Loan Party represents and warrants to Administrative Agent and Lender on the Closing Date that the following statements are true and correct:

Section 4.1.    Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of its jurisdiction of organization or incorporation as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Company, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.2.    Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and, to the extent applicable, validly issued and is fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries.

Section 4.3.    Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4.    No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any law, governmental rule or regulation applicable to Company or any of its Subsidiaries, (ii) any of the Organizational Documents of Company or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, except, with respect to clause (i) and clause (iii), as would not (x) be material to the Company’s ability to perform its obligations under the Financing Agreement or any other Loan Document, (y) be material to the development or Commercialization of the Product or the conduct of the ATHENA Trial or (z) create a material liability of the Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, except as would not (i) be material to the Company’s ability to perform its obligations under the Financing Agreement or any other Loan Document, (ii) be material to the development or Commercialization of the Product or the conduct of the ATHENA Trial or (iii) create a material liability of the Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets (including any Collateral or any Product Intellectual Property Rights) of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders, except in the case of clauses (c), (d) or (e) (other than with respect to Material Product Agreements) as could not reasonably be expected to have a Material Adverse Effect.

Section 4.5.    Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any material registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing or recordation, and those previously obtained or made, as of the Closing Date.

Section 4.6.    Binding Obligation. Subject to the Legal Reservations, each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms.

Section 4.7.    Company Reports; Financial Statements.

(a)    The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the “Applicable Date”) to the date hereof (the forms, statements, certifications, reports and documents filed or furnished by the Company since the Applicable Date and those filed or furnished by the Company subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports, when taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the knowledge of the Company, as of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to the Company Reports and none of the Company Reports is the subject of ongoing SEC review or investigation.

(b)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the Company’s consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with GAAP, except as may be noted therein.

Section 4.8.    No Material Adverse Effect. Since December 31, 2018, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.9.    Adverse Proceedings, etc. There are no Adverse Proceedings (and, to Company’s knowledge, no Adverse Proceedings threatened in writing), individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby, (b) relate to the Product or (c) could materially impair Administrative Agent’s security interest in the Collateral, the Company’s and its Subsidiaries’ respective rights, powers or remedies with respect to the Product, or could otherwise reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, in either case, would adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

Section 4.10.    Payment of Taxes. All federal and other material income tax returns of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.11.    No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

Section 4.12.    Material Contracts. Schedule 4.12 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, excluding Material Contracts that are (a) not material and (b) entered into in the ordinary course of business (which, for the avoidance of doubt, includes investigator-initiated study agreements and material transfer agreements related to research, in both cases entered into in the ordinary course of business). All of the Material Contracts are valid and enforceable (to the knowledge of Company with respect to the parties thereto other than Company or its Subsidiaries) and in full force and effect. Neither Company nor its Subsidiaries nor, to Company’s knowledge, any other party thereto, is in material breach of any Material Contract or any other default that could give rise to a termination right of any party under any Material Contract, and there are no facts that given notice, the passage of time, or both, would reasonably be expected to result in a material breach of any Material Contract or any other default that could give rise to a termination right of any party under any Material Contract. Notwithstanding the foregoing, the listing of Material Contracts in Schedule 4.12 shall in no way limit any representation or warranty set forth in this Article IV or constitute a disclosure against any such representation or warranty.

Section 4.13.    Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which limits its ability to incur Indebtedness or which otherwise renders all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14.    Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Quarterly Funding Amounts made to such Loan Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or conflicts with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.15.    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

Section 4.16.    Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with (i) its Organizational Documents, (ii) all Anti- Terrorism Laws and anti-bribery laws and regulations (including, without limitation, the United Kingdom Bribery Act 2010 (the “UKBA”)) and (iii) all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business or the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.17.    Intellectual Property.

(a)    Each of Company and its Subsidiaries owns, or holds licenses or other adequate rights to use, all Intellectual Property Rights that are necessary to the conduct of its business as currently conducted, including the Product Intellectual Property Rights, and no Intellectual Property Rights relating to the Product are owned or in-licensed by an Affiliate of the Company (other than a Subsidiary of the Company).

(b)    Schedule 4.17(b) sets forth a true, correct and complete listing, under separate headings, of all Contractual Obligations, whether written or oral, (i) under which the Company or its Subsidiaries uses or licenses any Product Intellectual Property Rights that any other Person owns, or owes any royalties or other payments to any Person for the use of any Product Intellectual Property Rights, (ii) under which the Company or its Subsidiaries have granted any Person any right or interest in any Product Intellectual Property Rights, and (iii) that otherwise affect the Company or its Subsidiaries’ use of or rights in the Product Intellectual Property Rights (including distribution agreements, co-existence agreements and covenants not to sue), excluding, in the case of each of clause (i)-(iii), Contractual Obligations that are (x) not material and (y) entered into in the ordinary course of business (which, for the avoidance of doubt, includes investigator-initiated study agreements and material transfer agreements related to research, in both cases entered into in the ordinary course of business). Company may update this list to add additional licenses, so long as such amendment occurs by written notice to Administrative Agent, subject to Company’s obligations and restrictions under this Agreement, including Section 5.9, Section 5.10 and Section 6.8. Company and its Subsidiaries have the exclusive right and license to Commercialize Products under the Registrations and Regulatory Documentation owned by Company and its Subsidiaries and have the exclusive right and license to Commercialize Products under the Product Intellectual Property Rights.

(c)    Schedule 4.17(c) sets forth a true, correct and complete listing, including the owner and registration or application number, of all the Product Intellectual Property Rights that are U.S. (federal or state) and foreign (i) Patents, and identifies the owner of each such patent/application, (ii) registered trademarks and trademark applications, (iii) registered copyrights and copyright applications, and (iv) domain names. Except as identified in Schedule 4.17(c), (A) (x) with respect to the Specified Product IP Rights, the owner listed on Schedule 4.17(c) is the exclusive owner of such registration or application and (y) with respect to all other Product Intellectual Property Rights, to Company’s and its Subsidiaries’ knowledge, the owner listed on Schedule 4.17(c) is the exclusive owner of such registration or application; (B) to Company’s and its Subsidiaries’ knowledge, such registrations are valid, subsisting and enforceable; (C) (x) with respect to the Specified Product IP Rights, none of those registrations or applications have lapsed or been abandoned, cancelled or expired and (y) with respect to all other Product Intellectual Property Rights, to Company’s and its Subsidiaries’ knowledge, none of those registrations or applications have lapsed or been abandoned, cancelled or expired; (D) solely with respect to such registrations or applications within the Specified Product IP Rights, Company has taken all steps to maintain such registrations or applications, including by timely filing fees and responses; and (E) solely with respect to such registrations or applications within the Specified Product IP Rights, each individual (including, to

Company’s and its Subsidiaries’ knowledge, individuals not employed by Company or its Subsidiaries) associated with the filing and prosecution of such registrations or applications, including the named inventors, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the USPTO, in those jurisdictions where such duties exist. Company may update this list to add additional registrations or applications, so long as such amendment occurs by written notice to Administrative Agent, subject to the Company’s obligations and restrictions under this Agreement, including Section 5.9, Section 5.10 and Section 6.8.

(d)    Except as disclosed on Schedule 4.17(d), there is no opposition, interference, reexamination, inter partes review, post-grant review, derivation or other post-grant proceeding, injunction, claim, suit, action, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) to which Company or any of its Subsidiaries is a party (or, to Company’s and its Subsidiaries’ knowledge, to which Company and its Subsidiaries are not a party) that is pending or currently threatened, that challenges the legality, scope, validity, enforceability, infringement, ownership, inventorship or other rights with respect to any of the Product Intellectual Property Rights, and neither Company nor its Subsidiaries is aware of any facts that could provide a reasonable basis for any such Disputes except as may arise in the ordinary, day-to-day course of prosecution of intellectual property applications and registrations. Company and its Subsidiaries have not received any written notice that there is any, and to their knowledge there is no, Person who is or claims to be an inventor under any of the Product Patents who is not a named inventor thereof.

(e)    To Company’s and its Subsidiaries’ knowledge, there is no past, pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the discovery, development, manufacture, use, import, export or Commercialization of the Product anywhere in the world infringes on any Patent or other Intellectual Property Rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other Intellectual Property Rights. Except as disclosed on Schedule 4.17(e), to Company’s and its Subsidiaries’ knowledge, no third party is infringing upon or otherwise in violation of any Product Intellectual Property Rights owned or used by the Company or its Subsidiaries, or any of their respective Licensees.

(f)    Except as disclosed in Schedule 4.17(f), neither Company or its Subsidiaries has entered into any Contractual Obligation (other than this Agreement and the other Loan Documents), commitment or undertaking (i) creating a lien, charge, security interest or other encumbrance on, or relating to or affecting the Product Intellectual Property Rights or any of its royalties on, or proceeds from, sales of the Product, (ii) pursuant to which Company or its Subsidiaries has sold, transferred, assigned or pledged to any Person royalties on, or proceeds from, sales of the Product, or (iii) providing for milestone payments or similar development, commercialization or intellectual property-related payments to any Person applicable (or that with further development and commercialization may become applicable) to the Product.

Section 4.18.    Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.19.    Bank Accounts and Securities Accounts. Schedule 4.19, sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, in each case, in which Collateral or the proceeds of Collateral may be deposited, including any Net Sales or other payments with respect to any sales of the Product, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.20.    Security Interests. The Collateral Documents create in favor of Administrative Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 3.1(e) or the recording of the Collateral Assignments for Security referred to in each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (a) the filing of continuation statements in accordance with applicable law, (b) the recording of the Collateral Assignments for Security pursuant to each Pledge and Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (c) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to foreign intellectual property constituting Collateral.

Section 4.21.    Anti-Terrorism Laws and Anti-Bribery Laws. To the extent applicable, each Loan Party is and has been in compliance in all material respects with (a) the laws, regulations and Executive Orders administered by OFAC, (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) of 2001 (the “Patriot Act”), and (c) applicable anti-corruption laws, including the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the UKBA. No Loan Party (and, to the knowledge of each Loan Party, no officer, director, employee, or Affiliate of such Loan Party acting or benefiting in any capacity in connection with the Quarterly Funding Amounts or other transactions hereunder) is in violation of any Anti-Terrorism Law in any material respect or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws. No Loan Party (and, to the knowledge of each Loan Party, no officer, director, employee, or Affiliate of such Loan Party or agent of such Loan Party, in each case acting or benefiting in any capacity in connection with the Quarterly Funding Amounts or other transactions hereunder) (A) is a Blocked Person, (B) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (C) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

Section 4.22.    Use of Proceeds. No portion of the proceeds of any Quarterly Funding Amount shall be used in any manner that causes or might cause the advance of such Quarterly Funding Amount or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 4.23.    Regulatory Compliance.

(a)    Each of Company and its Subsidiaries have all Registrations from the FDA, comparable foreign counterparts or any other Governmental Authority required to conduct their respective businesses as currently conducted (including any development, manufacture, testing and Commercialization of the Product), except where the failure to have all such Registrations would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. Each of such

Registrations is valid and subsisting in full force and effect, except where the failure to do so would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. To the knowledge of Company and its Subsidiaries, neither FDA nor any comparable Governmental Authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling of the Product under such Registrations (except any update to the label portion of the Product NDA to include in such label the treatment of the Indication). To the knowledge of the Company and its Subsidiaries, there is no materially false or materially misleading information or significant omission in the Product NDA, any supplementary Product application or other notification, submission or report to the FDA or any comparable Governmental Authority that was not corrected by subsequent submission, and all such applications, notifications, submissions and reports provided by Company and its Subsidiaries were true, complete, and correct in all material respects as of the date of submission to FDA or any comparable Governmental Authority. Company and its Subsidiaries have not failed to fulfill and perform their obligations that are due under each such Registration, and no event has occurred or condition or state of facts exists that would constitute a violation of or an instance of non-compliance with the terms of any such Registration, in each case that would reasonably be expected to cause the revocation, termination or suspension or material limitation of any such Registration. To the knowledge of the Company and its Subsidiaries, any third party (other than a Generic Licensee) that develops, researches, manufactures or Commercializes the Product pursuant to an agreement with Company or its Subsidiaries (a “Loan Party Partner”) is in compliance with all Registrations from the FDA and any comparable Governmental Authority insofar as they pertain to the Product, and, to the knowledge of the Company and its Subsidiaries, each such Loan Party Partner is in compliance with applicable FDA Laws, Federal Healthcare Program Laws or Public Health Laws, except where the failure to so be in compliance would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

(b)    Each of Company and its Subsidiaries is in compliance, and has been in compliance, with all applicable FDA Laws, Federal Healthcare Program Laws and Public Health Laws, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)    The Product has been and is being developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed and delivered, by or on behalf of the Company and its Subsidiaries (and, to Company’s and its Subsidiaries’ knowledge, by or on behalf of each Loan Party Partner), in compliance in all material respects with the FDA Laws, Federal Healthcare Program Laws and Public Health Laws applicable in the jurisdictions in which such activities have been or are being conducted. To the knowledge of Company and its Subsidiaries, there are no defects in the design or technology embodied in the Product that are reasonably expected to prevent the safe and effective performance of the Product for its intended use (other than such limitations specified in the applicable package insert), except for such defects that would not reasonably be expected to have other Liabilities and except for such defects that would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. The Product has not been the subject of any products liability or warranty action against Company or its Subsidiaries, and to the knowledge of Company and its Subsidiaries, no such action involving the Product has been threatened or filed in a court of competent jurisdiction located in the United States.

(d)    Except as disclosed in Schedule 4.23(d), neither Company nor any of its Subsidiaries is currently subject to any material obligation arising pursuant to a Regulatory Action and, to the knowledge of Company and its Subsidiaries, no such material obligation or Regulatory Action has been threatened by a Governmental Authority either in writing or through any type of informal communication.

In addition, and without limitation on the foregoing, except as disclosed in Schedule 4.23(d), neither Company nor any of its Subsidiaries has received any written notice or communication from the FDA, comparable foreign counterparts or any other Governmental Authority alleging material non-compliance with any FDA Law, Federal Healthcare Program Law or Public Health Law.

(e)    Except as disclosed in Schedule 4.23(e), (i) without limitation of subsection (d) above, neither Company nor any of its Subsidiaries has received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any FDA Law, Federal Healthcare Program Law or Public Health Law, including any Form FDA 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA and (ii) to the knowledge of Company and its Subsidiaries, no Loan Party Partner has received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any FDA Law, Federal Healthcare Program Law or Public Health Law, including any Form FDA 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA relating to such Loan Party Partner’s work for Company or such Subsidiary. No Product manufactured or distributed by or on behalf of the Company, its Subsidiaries or, to the knowledge of Company and its Subsidiaries, any Licensee has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, development manufacturing or Commercialization activity. Neither Company nor any of its Subsidiaries is aware of any facts or circumstances that are reasonably likely to result in any recall, market withdrawal or discontinuation of any Product.

(f)    Company has made available to Administrative Agent complete and accurate copies of all material regulatory filings and regulatory correspondence relating to, and all clinical data summaries or reports arising out of, the ATHENA Trial in existence as of the Closing Date, including all Registrations pertaining to the ATHENA Trial. Notwithstanding the foregoing, Administrative Agent’s receipt of such materials shall in no way limit any representation or warranty set forth in this Article IV or constitute a disclosure against any such representation or warranty.

Section 4.24.    Government Contracts. (i) Neither Company nor any of its Subsidiaries which is a party to any contract or agreement with any Governmental Authority that the Company anticipates will generate accounts receivable or other rights to receive payment related to the Product, and (ii) none of Company’s or such Subsidiary’s accounts receivables or other rights to receive payment related to the Product, in each case, are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.

Section 4.25.    Healthcare Regulatory Laws.

(a)    None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any written order, corporate integrity agreement or other formal written agreement with any Governmental Authority concerning their compliance with Federal Health Care Program Laws.

(b)    None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the knowledge of Company and its Subsidiaries, any Loan Party Partner: (i) is currently charged with or has been convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iii) has been listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) to the knowledge of Company and its Subsidiaries, is the target or subject of any current investigation relating to any of the foregoing or any Federal Health Care Program-related offense. None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, any agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the knowledge of Company and its Subsidiaries, any Loan Party Partner, has been debarred, excluded, disqualified or suspended from participation in any Federal Health Care Program or under any FDA Laws, Federal Healthcare Program Laws or Public Health Laws (including 21 U.S.C. § 335a).

(c)    None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, any agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the knowledge of Company and its Subsidiaries, any Loan Party Partner, has engaged in any activity that is in material violation of any Federal Health Care Program Laws, including the following:

(i)    knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)    knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)    knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (2) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program; or

(iv)    knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (1) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (2) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program.

(d)    To the knowledge of Company and its Subsidiaries, no person has filed or has threatened to file against Company or any of its Subsidiaries, an action relating to any FDA Law, Public Health Law or Federal Health Care Program Law under any whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) that would adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

(e)    To the extent applicable, each of Company and its Subsidiaries is in compliance in all material respects with HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party, and has implemented reasonably adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance, except where the failure to implement such policies, procedures, and training would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.26.    No Competing Products. Neither Company nor any of its Subsidiaries owns or has in-licensed any Competing Product.

Section 4.27.    Clinical Study Protocol. The protocol in the form provided or made available in the data room on the date hereof is the current, complete and correct protocol for the ATHENA Trial as of the date hereof. Company has conducted the ATHENA Trial in accordance with the Clinical Study Protocol in effect as of the date hereof in all material respects.

Section 4.28.    Anti-Money Laundering. At all times, the operations of each Loan Party, its subsidiaries, affiliates, predecessors, officers, directors, agents or other third parties acting on behalf of any Loan Party, have been conducted at all times in material compliance with applicable Anti-Terrorism Laws and anti-bribery laws and regulations (including, without limitation, the UKBA).

Section 4.29.    Pensions. No Loan Party nor any of its Subsidiaries:

(a)    is or has at any time been an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993); and

(b)    is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the United Kingdom Pensions Act 2004) such an employer.

Section 4.30.    Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), to its knowledge the “centre of main interests” (as that term is used in Article 3(1) of the Regulation) of each English Loan Party is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 4.31.    Insolvency. In respect of an English Loan Party:

(a)    subject to paragraph (j)(ii) of Section 8.1, no corporate action, legal proceeding or other procedure or step described in paragraphs (j)(i)(A) to (j)(i)(D) (inclusive) of Section 8.1; or

(b)    no creditors’ process described in paragraph (k) of Section 8.1,

has been taken or, to the knowledge of the Company, threatened and none of the circumstances described in paragraph (i) of Section 8.1 applies to any English Loan Party.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that until payment in full in cash of the Discharge Amount, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1.    Financial Statements and Other Reports. Unless otherwise provided below, and, with respect to clauses (a) through (c) below, solely if Company is no longer subject to public securities filings requirements or is not in compliance with its public securities filings requirements giving effect to any applicable extensions for such compliance, Company will deliver to Administrative Agent (which shall deliver such items to the Lenders, limited, in the case of Non-Legacy Lenders to Assignee-Level Information):

(a)    Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month (including the month which began prior to the Closing Date), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period), a Financial Officer Certification;

(b)    Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (including a description of (i) all development costs, salary, and expenses paid or payable by Company or its Subsidiaries in connection with the Product during the applicable period and (ii) all costs, royalty, milestone payments and licensing payments, dividends, and distributions, paid or received by Company or its Subsidiaries in connection with the Product during the applicable period, in each case, which shall be in form and detail reasonably satisfactory to Administrative Agent), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and, to the extent prepared by Company prior to the Closing Date, a Narrative Report with respect thereto;

(c)    Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and, to the extent prepared by Company prior to the Closing Date, a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;

(d)    Licensee; Joint Ventures; Sales Reports; Notice of Disputes. Promptly (but in any event within ten (10) Business Days) after receipt by Company or any of its Subsidiaries, a copy of (i) any net sales reports and reports relating to milestone payments, profit sharing payments or any other payments received from any third-party Licensee or Joint Venture counterparty with respect to the Product or (ii) any written notices of any material third-party disputes (other than any Adverse Proceeding), in each case with respect to the Product, any Material Contract or any Product Intellectual Property Rights;

(e)    Notice of Default. Promptly (but in any event within five (5) Business Days) upon any Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes a

Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences or results in, in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto to the extent known;

(f)    Notice of Litigation. Promptly (but in any event within ten (10) Business Days) upon any Authorized Officer of Company obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), (A) relates to the Products, the Collateral or the Material Contracts, (B) would reasonably be expected to have a Material Adverse Effect, or (C) which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(g)    Regulatory and Product Notices. Promptly (but in any event within ten (10) Business Days) after the receipt or occurrence thereof notify Administrative Agent of, and provide to Administrative Agent a complete and correct copy of all relevant documentation with respect to, (i) any written notice received by Company or its Subsidiaries from any Governmental Authority alleging potential or actual violations of any FDA Law, Federal Healthcare Program Law or Public Health Law by Company or its Subsidiaries, (ii) any written notice received by the Company or its Subsidiaries that the FDA (or international equivalent) is limiting, suspending or revoking any Registration, (iii) any written notice received by Company or its Subsidiaries that the Company or any of its Subsidiaries or the Product has become subject to any Regulatory Action, (iv) any settlement, consent or similar agreement with the FDA or other Governmental Authority (including foreign) regarding the Product to which the Company or its Subsidiaries is a party, (v) any written notice received by the Company of the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA (or international equivalent) of Company or its Subsidiaries or its or their Authorized Officers, employees, licensees, vendors, or other commercial partners that directly participate in the development or Commercialization of the Product, (vi) any written notice received by the Company or its Subsidiaries that any Product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened in writing against Company or its Subsidiaries, (vii) any written notice received by the Company of any change to the market classification or labeling of the Product under any such Registration, (viii) any written notice received by the Company that the FDA (or its international equivalent) is considering any of the foregoing if actually known by the Company or (ix) any Authorized Officer of Company becomes aware of the occurrence of any of the events of the type that would trigger the notices described set forth in (ii), (v), (vi) or (vii) above, except, in each case of (i) through (ix) above, where such action would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect;

(h)    Notice Regarding Material Product Agreements. Promptly (but, in the case of clauses (i) and (ii), in any event within ten (10) Business Days and, in the case of clause (iii), within five (5) Business Days) (i) after a Loan Party or a Subsidiary of a Loan Party receives a written notice of default or event of default under any Material Product Agreement, or any other material correspondence under or relating to any Material Product Agreement, including of any termination notice (regardless of the existence of a cure right), (ii) after Loan Party or a Subsidiary of a Loan Party receives or otherwise becomes aware of any dispute, litigation, purchase price adjustment, indemnity claim, exercise of rights of set-off or deduction (including any of the foregoing threatened in writing) under or with respect to any Material Product Agreement, or (iii) new Material Product Agreement is entered into, in each case of clauses (i) through (iii), furnish a written statement describing such event, with copies of such notices or new contracts together with all pertinent detail and information relating thereto, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto; provided that the foregoing clause (i) with respect to material correspondence and clause (ii) of this Section 5.1(h) shall not apply to Other Material Product Agreements to the extent such correspondence or notice is in the ordinary course of business and does not relate to any asserted breach or default;

(i)    Information Regarding Collateral; Rubraca Subsidiaries. Within thirty (30) days after (i) any change in any Loan Party’s legal name, (ii) any change in any Loan Party’s identity or corporate structure, (iii) any change in any Loan Party’s Federal Taxpayer Identification Number or (iv) any entity becomes a Rubraca Subsidiary, furnish written notice to Administrative Agent of such change. Promptly following any Authorized Officer becoming aware that any material portion of the Collateral has been materially damaged or destroyed, furnish written notice to Administrative Agent of such event;

(j)    Notices Regarding Product Intellectual Property Rights. Promptly, written notice of any material occurrences with respect to any Product Intellectual Property Rights of which the Company or its Subsidiaries become aware, and complete and correct copies of (i) any material correspondence sent by Company or its licensors (solely to the extent provided by any such licensor to the Company) to, or received by the Company or its licensors (solely to the extent provided by any such licensor to the Company) from, the United States Patent and Trademark Office or any applicable foreign counterpart with respect to any Product Patents in the United States, the United Kingdom, the European Union, or Japan, (ii) any pleadings, briefs, declarations and material correspondence relating to any Dispute involving any of the Orange Book Patents in the United States, the United Kingdom, the European Union, or Japan, to which Company or any Subsidiary is a party and to the extent permissible under any applicable Requirement of Law such as a protective order, and (iii) upon Administrative Agent’s reasonable request, copies of any other documents relating to any material occurrences with respect to any Product Intellectual Property Rights. Upon the request of the Administrative Agent, Company and the Administrative Agent will engage in discussions as to whether it is commercially reasonable under the circumstances to seek to include outside counsel to the Administrative Agent or the Lenders in any protective order and, if they determine that it is commercially reasonable to do so, the Company shall use commercially reasonable efforts to secure such inclusion.

(k)    Annual Collateral Verification. Within ninety (90) days of the end of each Fiscal Year for the immediately preceding Fiscal Year, Company shall deliver to Administrative Agent a Financial Officer Certification either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1(k) or identifying such changes;

(l)    Government Submissions. Promptly after submission to any Governmental Authority by the Company or its Subsidiaries (to the extent not prohibited by law), all material documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry) relating to the Product;

(m)    Other Information. Such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent;

(n)    Available RP Amount. Not later than ten (10) Business Days prior to the making of any proposed Permitted Junior Restricted Payment in accordance with clause (f) of the definition thereof, a calculation of the Available Amount (in reasonable detail) as of the end of the applicable Fiscal Quarter and as of the date of such delivery and a statement describing such proposed Permitted Junior Restricted Payment;

(o)    Progress Reports. Within forty-five (45) calendar days following the end of each Calendar Quarter during the term of this Agreement, a written progress report in English regarding the status of the Program substantially in the form of Exhibit D; and

(p)    Other Notices. Within five (5) Business Days of the occurrence thereof: (i) the Repayment Start Date occurs and the basis for such occurrence, (ii) Company enters into any agreement or other arrangement with any Licensee with respect to the Product, (iii) the Success Event occurs, (iv) Program Termination occurs, (v) the results of the ATHENA Trial are determined to be insufficient to achieve the Success Event or (vi) the receipt by Company, its Subsidiaries, or any of their respective licensors or licensees if received by the Company or its Subsidiaries, of any certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(I), (II), (III) or (IV) relating to any of the Orange Book Patents.

Section 5.2.    Existence.

(a)    Each Loan Party will use commercially reasonable efforts to cause itself and each of Company’s Subsidiaries to, at all times preserve and keep in full force and effect all of its rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted; provided, no Loan Party or any of Company’s Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

(b)    Each Loan Party will, and will cause itself and each of the Company’s Subsidiaries to, at all time preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to the conduct of the ATHENA Trial (unless terminated) or the Commercialization of the Product; provided, no Loan Party or any of Company’s Subsidiaries shall be required to preserve any such existence, right or Governmental Authorizations, qualifications, franchise, licenses and permits if such Person shall determine that the preservation thereof is no longer prudent in its reasonable business judgment in good faith and such determination is made in the ordinary course of business as generally conducted by such Person, and that the loss thereof is not disadvantageous to such Person or to Lenders.

Section 5.3.    Books and Records; Inspections. Except as disclosed in Schedule 5.3, each Loan Party will, and will cause each of Company’s Subsidiaries to, (a) maintain at all times at the chief executive office of Company copies of all books and records of Company and its Subsidiaries related to the Product, (b) keep adequate books of record and account related to the Product in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, including Program Expenses and Net Sales of the Product, and (c) so long as the Legacy Lenders constitute the Required Lenders, permit any representatives designated by Administrative Agent (including employees of Administrative Agent or any consultants, auditors, accountants, lawyers and appraisers retained by Administrative Agent) to visit any of the properties of any Loan Party and any of Company’s Subsidiaries where activities related to the Collateral are conducted or books and records related to the Collateral are held to inspect, copy and take extracts from its and their financial and accounting records related to the Product and the Collateral, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable advance notice and at times during normal business hours to be mutually and reasonably agreed; provided that Administrative Agent shall only conduct one such visit in any Fiscal Year, so long as no Event of Default has occurred and is continuing; provided, further, that notwithstanding anything herein or in any other Loan Document to the contrary, no Loan Party, Subsidiary of any Loan Party or any of their officers and independent accountants and auditors shall be required to disclose any information, document or record pursuant to any provision of this Agreement or any Loan Document that: (i) if disclosed would, upon the reasonable advice of counsel, impair attorney-client privilege and in such case, the Company shall have the right to require a customary common interest agreement be executed by the Administrative Agent and the Lenders if such counsel reasonably advises that such agreement would maintain the attorney-client privilege, or (ii) is otherwise subject to a confidentiality agreement with a third party that prohibits disclosure of such information of such third party and, after using commercially reasonable efforts, the Company has not obtained the relevant consent to disclose such information or is unable to communicate the applicable information as permitted by the applicable confidentiality obligation. The Loan Parties agree to pay the reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection therewith with the exercise of its rights under this Section 5.3 as required in accordance with Section 10.02. All information, documents and records made available in accordance with this Section 5.3 shall, for the avoidance of doubt, be subject to the provisions of Section 10.17.

Section 5.4.    Lenders Meetings and Conference Calls. Within ten (10) days after delivery of financial statements and other information required to be delivered pursuant to Section 5.1(b) during a period when Company is no longer subject to public securities filings requirements, Company shall, upon request by Administrative Agent, cause its chief financial officer or other Authorized Officers to participate in a conference call with Administrative Agent and all Lenders who choose to participate in such conference call, during which conference call the chief financial officer or such Authorized Officer shall review the financial condition of Company and its Subsidiaries and such other matters related to the transactions contemplated by this Agreement and the other Loan Documents and the Collateral as Administrative Agent or any Lender may reasonably request.

Section 5.5.    Compliance with Laws.

(a)    Each Loan Party will comply, and shall cause each of Company’s Subsidiaries and all other Persons, if any, on or occupying any real property, to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, the UKBA and any Anti-Terrorism Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of Company’s Subsidiaries to, comply with all FDA Laws and Public Health Laws, and with all applicable Federal Health Care Program Laws, except where the failure to comply would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. All products developed, manufactured, tested, investigated, distributed or marketed by or on behalf of the Loan Parties and Company’s Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority shall be developed, tested, manufactured, investigated, distributed and marketed in compliance with the FDA Laws, Public Health Laws and any other Requirement of Law, including pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, have been and are being developed, manufactured, tested, investigated, distributed, and marketed in compliance with FDA Laws, Public Health Laws or any other Requirement of Law, except where the failure to comply would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

Section 5.6.    Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.20. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral.

Section 5.7.    Cash Management Systems. Each of Company and each Guarantor shall hold all of its cash and Cash Equivalents which contain Collateral or the proceeds of Collateral, including, for the avoidance of doubt, any proceeds of Commercialization of the Product received by the Company or any of its Subsidiaries in a Deposit Account or Securities Account subject to a Control Agreement or other security arrangements as agreed to by the Administrative Agent until such cash and Cash Equivalents are used for purposes not prohibited under this Agreement. Company and its Subsidiaries shall not commingle any cash or Cash Equivalents that are Collateral or the proceeds of Collateral in a bank account with any cash or Cash Equivalents not constituting Collateral or the proceeds of Collateral. All such Control Agreements or other security arrangements shall provide for “springing” cash dominion with respect to each such account, including each related disbursement account. With respect to each Control Agreement or other security arrangement providing for “springing” cash dominion, Administrative Agent will not deliver to the relevant depository institution a notice or other instruction which provides for exclusive control over such account by Administrative Agent until an Event of Default has occurred and is continuing.

Section 5.8.    Conduct of Program.

(a)    Company’s Diligence Obligation. Company shall have the sole right to conduct the Program, including (i) initiating and enrolling patients in the ATHENA Trial that are required in order to achieve the Success Event, (ii) preparing and submitting all regulatory applications required to achieve the Success Event, (iii) preparing and submitting filings related to the Specified Product IP Rights and (iv) taking, or causing to be taken, actions to achieve the Success Event.

(b)    Payment of Program Expenses. Company shall pay on a timely basis all Program Expenses. The Lenders have no obligation or responsibility to pay any portion of the Program Expenses directly to any providers of goods or services or to any Persons other than Company as provided for in this Agreement.

Section 5.9.    Maintenance, Defense and Enforcement of Product Intellectual Property Rights. Company and its Subsidiaries (alone and not through Pfizer, Inc.) shall take all commercially reasonable steps to maintain, defend and enforce the Specified Product IP Rights, which, in the case of Product Intellectual Property Rights owned by Pfizer, shall include steps as necessary such that Pfizer does not exercise its rights pursuant to Section 7.3 (a) or Section 8(c) of the Pfizer Agreement to maintain or defend, or control the enforcement (including settlement) of, any such Product Intellectual Property Rights owned by Pfizer, without the Administrative Agent’s prior written consent.

Section 5.10.    People with Significant Control Regime. The Company and any Subsidiary will:

(a)    within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any company incorporated in the United Kingdom whose Capital Stock is the subject of the Collateral; and

(b)    promptly provide the Administrative Agent with a copy of that notice.

Section 5.11.    Pensions. The Company shall ensure that all pension schemes maintained or operated by, or for the benefit of, the Company or any of its Subsidiaries and/or any of its or its Subsidiaries employees are maintained, operated and funded in accordance with all applicable laws in each case where failure to do so would have a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that until payment in full of the Discharge Amount, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1.    Rubraca Subsidiaries. Company and its Subsidiaries shall comply with the following requirements with respect to any Rubraca Subsidiaries:

(a)    All of the Capital Stock of Clovis UK shall be directly owned by Company. All of the Capital Stock of each other Rubraca Subsidiary shall be owned, directly or indirectly, by Clovis UK. No Investments shall be made by Company or any Subsidiary in any Rubraca Subsidiary other than in the form of a capital contribution (or other equity investment), in the form of payments in respect of management agreements or in the form of Indebtedness which is evidenced by a note, which shall constitute Collateral pledged to secure the Obligations.

(b)    The activities of the Rubraca Subsidiaries other than Clovis UK and Clovis Ireland shall be limited to their serving as local sales and distribution offices, and they may enter into Contractual Obligations solely consistent with those activities, including office and equipment leases, employee arrangements, consulting and services agreements, medical liaisons activities and agreements, commercial advisory boards and similar agreements and agreements for the sale of the Product to local distributors.

(c)    Clovis Ireland shall be limited in its activities to the Development and Commercialization of the Product, including performing research and development related to the Product, entering into Licensee and Joint Venture agreements with third parties related to the Product (which Licensee and Joint Venture agreements shall constitute Collateral), contracting with third parties for the manufacture, assembly and labeling of the Product and on-selling the Product to third-party distributors or to other Rubraca Subsidiaries for further sale to third-party distributors.

(d)    No Rubraca Subsidiary shall incur any Indebtedness for borrowed money (other than to Clovis UK or Clovis Ireland) or, with the exception of the arrangements referenced in clauses (b) and (c) above, any Contractual Obligations or other liabilities. Company shall not assign any Specified Product IP Rights to any Rubraca Subsidiary, and no Rubraca Subsidiary (other than Clovis UK or Clovis Ireland), shall own any Specified Product IP Rights, other than, in each case, Regulatory Approvals reasonably required in connection with the Commercialization of the Product being conducted by such Rubraca Subsidiary.

(e)    Any Material Rubraca Subsidiary that is not a Loan Party shall, to the extent requested by the Administrative Agent and permissible under any applicable Requirements of Law, within thirty (30) days of such request of Administrative Agent execute a Guarantee and such Collateral Documents as are requested by the Administrative Agent, at the expense of Company, including, to the extent requested, documents, instruments, agreements and certificates substantially similar to those delivered at Closing with respect to the Loan Parties.

(f)    Each Rubraca Subsidiary shall promptly, and in any event no less than quarterly, sweep all of its cash and Cash Equivalents (other than amounts required to meet short term working capital requirements and amounts provided to such Rubraca Subsidiary pursuant to its management fee agreement with Company) into a Deposit Account or Securities Account of a Loan Party that is subject to a Control Agreement.

(g)    At the request of the Administrative Agent and to the extent permissible under any applicable Requirements of Law, Company shall cause each Rubraca Subsidiary to execute a letter agreement in a form satisfactory to the Administrative Agent whereby such Rubraca Subsidiary agrees to assign all local marketing authorizations and any arrangements with Licensees or other contractual arrangements related to Commercialization of the Product to the Administrative Agent or its designee upon the occurrence and during the continuance of an Event of Default, subject to the satisfaction of any liabilities of such Rubraca Subsidiary which, in the case of a Loan Party, are senior to or pari passu in priority with the Obligations.

Section 6.2.    Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien (other than Permitted Liens) on or with respect to any Collateral, whether now owned or hereafter acquired, or proceeds thereof or income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien (other than Permitted Liens) with respect to any such Collateral, proceeds, income or profits under the UCC of any State or under any similar recording or notice statute.

Section 6.3.    Material Product Agreements. Company and its Subsidiaries shall not materially breach any Material Product Agreement or otherwise default under any Material Product Agreement in such a manner as could give rise to a termination right of any party to such Material Product Agreement, except, with respect to any Material Product Agreement that is not a Primary In-License Agreement, to the extent such action would not reasonably be expected to result in a Material Impact. Without Administrative Agent’s prior written consent:

(a)    None of Company or any of its Subsidiaries shall agree to any set-off, counter-claim or other deduction under or with respect to any Material Product Agreement other than any such set-off, counter-claim or other deduction that is explicitly required by the terms of such Material Product Agreement as in effect on the date hereof, except for any such set-off, counter-claim or other deduction with respect to any Material Product Agreement that is not a Primary In-License Agreement, to the extent such action would not reasonably be expected to result in a Material Impact; and

(b)    Company and its Subsidiaries shall not amend or permit the amendment of any provision of any Material Product Agreement or waive any of their respective rights under any such Material Product Agreement, except, with respect to any Material Product Agreement that is not a Primary In-License Agreement, to the extent of any amendment in the ordinary course of business which would not reasonably be expected to result in a Material Impact.

Section 6.4.    Restricted Junior Payments. (i) Until the Outside Date, Company shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment (other than Permitted Restricted Junior Payments) and (ii) thereafter, so long as no Default or Event of Default has occurred and is continuing, Company may make Restricted Junior Payments, and may permit its Subsidiaries to make Restricted Junior Payments.

Section 6.5.    Investments. Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Investment of any Collateral (other than Cash or Cash Equivalents not otherwise required to be paid to Lenders hereunder at such time) or any other asset that relates to the Program or the research, development, manufacture or Commercialization of the Product, except to a Rubraca Subsidiary in accordance with this Agreement.

Section 6.6.    Deposit Accounts and Securities Accounts. Company shall not, nor shall it permit any of its Subsidiaries to, establish or maintain a Deposit Account or a Securities Account, in each case, in which Collateral or the proceeds of Collateral are deposited, that is not subject to a valid, perfected, first priority Lien in favor of Administrative Agent, for the benefit of Secured Parties, as security for the Obligations and a Control Agreement. No Loan Party shall close any Deposit Account or Securities Account subject to a Control Agreement or other security arrangement as agreed to by the Administrative Agent unless such funds on deposit are prior to such closure transferred to another Deposit Account or Securities Account subject to a Control Agreement or other security arrangement as agreed to by the Administrative Agent.

Section 6.7.    Anti-Terrorism Laws. No Loan Party or Subsidiary shall (including through any officer, director, or managing employee acting on their behalf), whether directly or indirectly (including through any third party intermediary):

(a)    conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, to the extent doing so would be prohibited by Anti-Terrorism Laws or would otherwise cause any Person to be in breach of Anti-Terrorism Laws,

(b)    deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs, or

(c)    engage in or conspire to engage in any transaction that violates, evades, or avoids, or has the purpose of violating, attempting to violate, evading, or avoiding, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA Patriot Act or any other Anti-Terrorism Law.

The Company shall deliver to the Lenders any reasonable and customary certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Company’s compliance with this Section 6.7.

Section 6.8.    Consent of the Lenders Required. During the term of this Agreement, Company shall not, nor shall it permit any of its Subsidiaries, without the prior written consent of the Required Lenders, which consent may be granted or withheld in the Required Lenders’ sole discretion, take any of the following actions:

(a)    sell, assign, license, sublicense, pledge, encumber, grant a security interest in or otherwise transfer any Collateral related to the Product (other than the sale or other disposition of inventory in the ordinary course of business) or any of its royalties on, or proceeds from, sales of the Product to any Person other than (i) the grant of exclusive Commercialization rights to the Product to a Licensee solely outside of the United States and transfer of related Regulatory Approvals for the Product if required by Requirements of Law in an applicable jurisdiction and necessary for such Commercialization, (ii) the grant of Development rights solely for the conduct of investigator-initiated studies, combination trials or other studies that include the Product or (iii) transfers of Collateral between Company and any Rubraca Subsidiary that is a party to the Pledge and Security Agreement.

(b)    permit any third party to exclusively direct substantially all of the Development of the Product;

(c)    in-license, develop, acquire or otherwise obtain rights to any Competing Product;

(d)    enter into any agreement or other arrangement with any third party (other than any license entered into to settle any intellectual property claims against the Product) providing for upfront milestone payments, royalties or similar development-, commercialization- or intellectual property-related payments to third parties applicable (or that, with further development and commercialization, may become applicable) to the Product; or

(e)    permit any of its Subsidiaries that is not a Loan Party to register, or file an application to register, any Product Intellectual Property Rights (or take, or permit any of its Subsidiaries to take, any act or omission that would permit any other Affiliate to generate, register, or file an application to register, any Intellectual Property Rights relating to the Product), other than the registration by Rubraca Subsidiaries of Regulatory Approvals which are reasonably necessary or desirable in connection with the Commercialization of Product by such Subsidiaries.

Section 6.9.    Grant of Rights; Conflicts. Company shall not grant any right to any Affiliate or third party which would conflict with the rights granted to Administrative Agent or Lenders hereunder or enter into any agreement that would prevent or materially impede the Company’s performance in any material respect of its obligations under this Agreement.

Section 6.10.    Anti-Corruption. No Loan Party or Subsidiary shall (including through any officer, director, or managing employee acting on their behalf) make any payment, directly or indirectly (including through any third party intermediary), to any Foreign Official in material violation of the FCPA, the UKBA, or of other applicable anti-corruption laws. Company shall deliver to the Lenders any reasonable and customary certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Company’s compliance with this Section 6.10.

ARTICLE VII

GUARANTY

Section 7.1.    Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2.    Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3.    Payment by Guarantors. Subject to Section 7.2 Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of all Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4.    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)    the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one (1) or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5.    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6.    Guarantor’s Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations in accordance with the terms hereof.

Section 7.7.    Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8.    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9.    Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or agents acting or purporting to act on behalf of any of them.

Section 7.10.    Financial Condition of Company. Any advance of a Quarterly Funding Amount may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

Section 7.11.    Bankruptcy, etc.

(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, examinership, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, examiner, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)    In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

(d)    This Guaranty does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of England and Wales, section 82 of the Companies Act 2014 of Ireland or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

Section 7.12.    Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.    Events of Default. If any one (1) or more of the following conditions or events shall occur prior to payment of the Discharge Amount, such condition or event shall constitute an Event of Default hereunder:

(a)    Failure to Make Payments When Due. Failure by Company to make any payment under Section 2.7(a), Section 2.7(b), Section 2.8 or Section 2.9 when due, or to pay any other expenses or any other amounts within thirty (30) days of receipt of an invoice therefor (or, in the case of such expenses or other amounts less than $100,000 in the aggregate at any time owing, within sixty (60) days of receipt of an invoice therefor); or

(b)    Default in Other Agreements. (i) Failure of any Loan Party or any of Company’s Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one (1) or more items of Material Indebtedness (other than Indebtedness referred to in Section 8.1(a)) beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one (1) or more items of Material Indebtedness, or (B) any agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, or any change of control or other liquidity event, if the effect of such breach, default, change of control or other liquidity event is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Company or any of Company’s Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)    Breach of Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 5.1 (other than Section 5.1(d)(ii) and Section 5.1(p)(ii)), Section 5.2(b), Section 5.4, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10 or Section 5.11 or (ii) Article VI; or

(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of Company’s Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e)    Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) consecutive days without having been dismissed, bonded or discharged; or

(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving the aggregate at any time an amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party (other than an English Loan Party) or any Rubraca Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days (or in any event later than five (5) consecutive days prior to the date of any proposed sale thereunder);

(i)    English Loan Party Insolvency.

(i)	An English Loan Party:

(A)	is unable or admits inability to pay its debts as they fall due;

(B)

is deemed to, or is declared to, be unable to pay its debts under any applicable law (in each case, other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets except where the same would result in or require the taking of any corporate action, legal proceedings, insolvency filings, cessation of trading and/or any other procedure or steps referred to in paragraph (j) below);

(C)	suspends or threatens to suspend making payments on any of its debts; or

(D)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lenders or the Administrative Agent each in its capacity as such) with a view to rescheduling any of its indebtedness.

(ii)    The value of the assets of an English Loan Party is less than its liabilities (taking into account contingent and prospective liabilities).

(iii)    A moratorium is declared in respect of any indebtedness of an English Loan Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(j)    English Loan Party Insolvency Proceedings.

(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of an English Loan Party;

(B)	a composition, compromise, assignment or arrangement with any creditor (excluding any Lenders or the Administrative Agent in its capacity as such) of an English Loan Party;

(C)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an English Loan Party or any of its assets; or

(D)	enforcement of any Liens over any assets of an English Loan Party,

or any analogous procedure or step is taken in any jurisdiction.

(ii)    Paragraph (i) above shall not apply to:

(A)

any proceedings which are frivolous or vexatious and which, if capable of remedy, are discharged, stayed or dismissed within 60 days of commencement (or such other period as agreed between the Company and Administrative Agent); or

(B)

(in the case of an application to appoint an administrator or commence proceedings) any proceedings which the Administrative Agent is satisfied will be withdrawn before it is heard or will be unsuccessful; or

(C)	any step or procedure contemplated in relation to a merger that is permitted under this Agreement.

(k)    English Loan Party Creditors’ Process. Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an English Loan Party and is not discharged within sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

(l)    Dissolution. Any order, judgment or decree shall be entered against any Loan Party or any Material Rubraca Subsidiary decreeing the dissolution or split up of such Loan Party or any Material Rubraca Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(m)    Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(n)    Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought are the forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(o)    Cessation of Business. (i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business related to the ATHENA Trial, the Product and the Commercialization of the Product for more than fifteen (15) days; or (ii) any other cessation of a substantial part of the business of Company and its Subsidiaries, taken as a whole, related to the ATHENA Trial, the Product and the Commercialization of the Product for a period which materially and adversely affects Company and its Subsidiaries, taken as a whole; or

(p)    Material Product Agreements. (i) Breach or default by any Loan Party with respect to any Material Product Agreement beyond the grace period, if any, provided therein, if the effect of such breach or default is to cause, or to permit any other party to such Material Product Agreement, to cause, the termination of such Material Product Agreement or otherwise revoke, pursuant to the terms of such Material Product Agreement, material rights granted under such Material Product Agreement; or (ii) the termination of any Material Product Agreement by the Company or any Person party thereto; provided that the foregoing clause (i) and (ii) shall not apply to such actions or occurrences with respect to any Material Product Agreement that is not a Primary In-License Agreement, either (x) to the extent such action or occurrence would not reasonably be expected to result in a Material Impact or (y) as to any such breach or default which has the effect of causing, or permitting, a revocation of material rights under such Material Product Agreement rather than a termination thereof, to the extent such revocation would not reasonably be expected to result in at least $5,000,000 of economic loss or harm to Company or its Subsidiaries.

(q)    Pensions. The Pensions Regulator issues a Financial Support Direction or Contribution Notice to the Company or any of its Subsidiaries unless the aggregate liability of the Parent and its Subsidiaries under all Financial Support Directions and Contribution Notices then outstanding could not reasonably be expected to have a Material Adverse Effect.

Section 8.2.    Remedies. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, and shall at the request of the Required Lenders:

(a)    declare the Commitment of each Lender to be terminated, whereupon such Commitments shall be terminated; provided, that upon the occurrence of any event specified in Section 8.1(f) or Section 8.1(g) above, the Commitments shall automatically be terminated without further act of Administrative Agent or any Lender;

(b)    declare the Discharge Amount to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, that upon the occurrence of any event specified in Section 8.1(f) or Section 8.1(g) above, the aforesaid payment shall automatically become due and payable without further act of Administrative Agent or any Lender; or

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law.

Section 8.3.    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.1.    Appointment of Administrative Agent.

(a)    TOP IV SPV GP, LLC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes TOP IV SPV GP, LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Administrative Agent of the rights and remedies specifically authorized to be exercised by Administrative Agent by the terms of this Agreement or any other Loan Parties.

(b)    Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

Section 9.2.    Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3.    General Immunity.

(a)    No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Quarterly Funding Amounts or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b)    Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of amounts required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.4.    Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the funding of the Quarterly Funding Amounts, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it as Administrative Agent hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5.    Lenders’ Representations, Warranties and Acknowledgment.

(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the funding of Quarterly Funding Amounts hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)    Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Administrative Agent.

Section 9.6.    Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.7.    Successor Administrative Agent.

(a)    Administrative Agent may resign at any time by giving thirty (30) days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent from among the Lenders. So long as no Event of Default has occurred and is continuing, during the Reimbursement Period, Company shall have a right to consent to the appointment of any successor Administrative Agent (not to be unreasonably withheld, delayed or conditioned (it being agreed and understood that such consent shall be deemed given after five (5) Business Days if Company has failed to respond by such time)). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii)

execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)    Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent, as applicable, hereunder to an Affiliate of Administrative Agent without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

(c)    Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one (1) or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.8.    Collateral Documents and Guaranty.

(a)    Administrative Agent under Collateral Documents and Guaranty. Each Lender hereby further appoints and authorizes Administrative Agent on behalf of and for the benefit of Lenders (and the Administration Agent accepts such appointment), to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents and to hold any Collateral on trust for the Secured Parties and exercise the rights, powers, authorities and discretions required to acquire, hold and/or enforce any and all Collateral granted by any of the Loan Parties to secure the Obligations, together with such powers and discretions which are incidental thereto. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 9.9.    Agency for Perfection. Administrative Agent and each Lender hereby appoints each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10.    Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)    is deemed to have requested that Administrative Agent furnish such Lender or Administrative Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to Company or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,

(b)    expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Company and its Subsidiaries and will rely significantly upon Company’ and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d)    expressly agrees and acknowledges that the Reports and all other information provided by or on behalf of Company and its Subsidiaries pursuant to this Agreement, including with respect to the ATHENA Trial and the Product, may contain material non-public information,

(e)    agrees to keep all Reports and other material, non-public information regarding Company and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17, and

(f)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Company, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Company, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender or Agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Agent.

In addition to the foregoing: (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Company or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Company or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Company or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Company the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Company or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Company a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Notices.

(a)    Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Administrative Agent or any Lender shall be sent to such Person’s address as set forth on Schedule 10.1 or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 10.1 or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served or sent by facsimile, email or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, upon acknowledgement of receipt (including by the “return receipt requested” function, return email or other written acknowledgment) of email or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.

(b)    Electronic Communications. Unless Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clause (a) and this clause (b), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2.    Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all of the Lenders’ actual, documented and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented out-of-pocket fees and reasonable and documented out-of-pocket expenses and disbursements of one firm of counsel to the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company, as well as up to one additional firm of counsel to the Lenders (taken as a whole) and one specialist counsel to the Administrative Agent and the Lenders (taken as a whole) for each relevant subject matter and one local counsel to the Administrative Agent and the Lenders (taken as a whole) in each applicable jurisdiction; (c) all the actual and documented costs and expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and reasonable, out-of-pocket and documented fees, expenses and disbursements of one counsel to the Administrative Agent and the Lenders (taken as a whole), as well as up to one specialist counsel to the Administrative Agent and the Lenders (taken as a whole) for each relevant subject matter (including providing any opinions that Administrative Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents) and one local counsel to the Administrative Agent and the Lenders (taken as a whole) in each applicable jurisdiction; (d) all of Administrative Agent’s reasonable, out-of-pocket and documented actual costs and reasonable and documented fees, expenses for, and disbursements of any of Administrative Agent’s auditors, accountants, consultants or appraisers whether internal or external, and all reasonable and documented attorneys’ fees and reasonable, out-of-pocket and documented expenses and disbursements of outside counsel incurred by Administrative Agent under this Agreement; (e) all the actual costs and reasonable expenses (including the reasonable, out-of-pocket and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all the actual costs and reasonable expenses of Administrative Agent and Lenders in connection with the attendance at any meetings, and inspection of books and records, in connection with this Agreement and the other Loan Documents (including the meetings and inspection rights referred to in Section 5.3 and Section 5.4) (not to exceed $75,000 in any Fiscal Year under this clause (f) and clause (d) above, except that no such limitation shall apply following an Event of Default); and (g) after the occurrence of an Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees (limited, in the case of legal fees and expenses, to the reasonable fees and reasonable and out-of-pocket disbursements of one counsel to the Administrative Agent, one counsel to the Lenders (taken as a whole), one specialist counsel for each relevant subject matter and one local counsel in each applicable jurisdiction (and in the case of an actual conflict of interest, where the Indemnitee affected by such conflict retains its own counsel, one additional conflicts counsel for all affected Indemnitees similarly situated) for the affected parties (which may include a single special counsel acting in multiple jurisdictions)) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. Notwithstanding the foregoing, Company shall not be required to pay any amount with respect to clauses (a) and (b) incurred on or prior to the Closing Date in excess of $1,000,000.

Section 10.3.    Indemnity.

(a)    IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, ADMINISTRATIVE AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, MEMBERS, INVESTORS, ADVISORS, REPRESENTATIVES, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b)    To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders, Administrative Agent and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Quarterly Funding Amount or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4.    Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the prior written consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) any amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5.    Amendments and Waivers.

(a)    Required Lenders’ Consent. Subject to Section 10.5(b) and Section 10.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the prior written concurrence of Administrative Agent and the Required Lenders; provided that any amendment to the Loan Documents shall require the consent of Company.

(b)    Affected Lenders’ Consent. Without the prior written consent of each Lender (other than a Defaulting Lender) that would be affected thereby (each, an “Affected Lender”), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    waive, reduce or postpone any required repayment (but not prepayment);

(ii)    extend the time for payment of any interest or fees;

(iii)    amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(iv)    amend the definition of “Required Lenders” or “Pro Rata Share”;

(v)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents or release the Company from any of its rights and obligations under any Loan Document.

(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the prior written consent of Administrative Agent.

(d)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given, and only if given in a writing signed by Administrative Agent (except where the urgency of the circumstances requires another means of consent by the Administrative Agent). No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.6.    Successors and Assigns; Participations.

(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Commitment shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments.

(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Obligations owing to it to any Eligible Assignee; provided that any assignment to a Lender that is not an existing Lender or an Affiliate or Related Fund of an existing Lender shall be in an aggregate amount of Obligations and Commitments of not less than Ten Million Dollars ($10,000,000) (or if less, the entirety of the assigning Lender’s Commitments and Obligations) (or such lesser amount as may be agreed to by Company and Administrative Agent); and

(d)    Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms or certificates, which are also to be delivered to Company, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.12(d).

(e)    Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments; (iii) it will make or invest in, as the case may be, its Commitments for its own account in the ordinary course of its business and without a view to distribution of such Commitments within the meaning of the Securities Act or the Exchange Act or other federal securities laws; and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party.

(g)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any.

(h)    Participations.

(i)    Each Lender shall have the right at any time to sell one (1) or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments or in any Obligation owing to it. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (ii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Obligations hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Section 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless, at the time such participant is claiming such benefits, Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with the requirements of, and be subject to the burdens of, Section 2.12 and Section 2.13 as though it were a Lender (including, but not limited to, compliance with the requirements described in Section 2.12(d) and Section 2.12(e)), and provided further that no participant is entitled to receive any greater payment under Section 2.12 than the applicable Lender that had sold the participation to such participant would have been entitled to receive with respect to the participation sold to such participant had it not been sold (which limitation shall cap, for the avoidance of doubt, the amounts which may be payable by any Loan Party to a participant under Section 2.12(a) and Section 2.12(b)). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(ii)    In the event that any Lender sells participations in its Commitments or any Obligation owing to it, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name of all participants in the Commitments or Obligations held by it and the portion of such Commitments or Obligations which are the subject of the participation (the “Participant Register”). A Commitment or Obligation hereunder may be participate in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). The Participant Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice.

(i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Agent may assign, pledge or grant a security interest in, all or any portion of its Quarterly Funding Amounts, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender or Agent, as between

Company and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

Section 10.7.    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8.    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof until the Discharge Amount is paid. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.12, 10.2, 10.3, 10.4 and 10.10, the agreements of Lenders set forth in Section 2.11, 9.3(b) and 9.6 and the agreements of Administrative Agent and Lenders in Section 10.17 shall survive for two years after payment of the Discharge Amount.

Section 10.9.    No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10.    Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11.    Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12.    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13.    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14.    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.15.    CONSENT TO JURISDICTION.

(a)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE EXCLUSIVELY BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY JUDICIAL PROCEEDING IN ANY FEDERAL COURT THAT HAS JURISDICTION OVER ANY BANKRUPTCY OR INSOLVENCY PROCEEDING OF THE APPLICABLE LOAN PARTY, OR IN THE CASE OF A LOAN PARTY LOCATED OUTSIDE OF THE UNITED STATES, IN THE JURISDICTION IN WHICH SUCH LOAN PARTY IS LOCATED OR HAS ASSETS OR OPERATIONS OR FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.

(b)    EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1 OR THE CORPORATION TRUST COMPANY, LOCATED AT 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801 AND HEREBY APPOINTS THE CORPORATION TRUST COMPANY AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT THE CORPORATION TRUST COMPANY SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY LOAN PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH LOAN PARTY SHALL

PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO ADMINISTRATIVE AGENT, AS EACH LOAN PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH LOAN PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10.16.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17.    Confidentiality. Administrative Agent and each Lender shall hold all Confidential Information in accordance with Administrative Agent or such Lender’s customary procedures for handling its own confidential information of such nature, it being understood and agreed by Company that, in any event, Administrative Agent or Lender may make (a) disclosures of Confidential Information to Affiliates of Administrative Agent or Lender and to their agents, advisors, officers, representatives, directors, investors and shareholders (and to other persons authorized by Administrative Agent or a Lender to organize, present or disseminate such Confidential Information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that (i) each Person to whom such disclosure is made in accordance with this clause (a) will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential and (ii) unless the Person to whom such disclosure is made has entered into an agreement with Company on substantially the same terms as this Section 10.17, Administrative Agent or the applicable Lender, as applicable, shall be responsible for any further disclosure of the Confidential Information received by such Person in breach of this clause (a), (b) disclosures of such Confidential Information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any rights to Obligations, any Commitments or any participations therein (it being understood that (i) prior to such disclosure of Confidential Information, the proposed recipient of such Confidential Information shall enter into an agreement with Company on substantially the same terms as this Section 10.17 and (ii) the only Confidential Information that shall be disclosed to any such recipient shall be the Assignee-Level Information), (c) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from Administrative Agent or any Lender (d) disclosures of Confidential

Information to any actual or prospective investors, financing sources and partners of any Lender or any of its Affiliates or Related Funds (it being understood that (i) each Person to whom such disclosure is made in accordance with this clause (d) will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential and (ii) unless the Person to whom such disclosure is made has entered into an agreement with Company on substantially the same terms as this Section 10.17, Administrative Agent or the applicable Lender, as applicable, shall be responsible for any further disclosure of the Confidential Information received by such Person in breach of this clause (d), (e) disclosures as may be necessary or advisable in connection with any enforcement of rights under any Loan Document, and (f) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Administrative Agent and the applicable Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such Confidential Information prior to disclosure of such Confidential Information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. The Lenders and their affiliates shall use Confidential Information solely in connection with their investments contemplated by this Agreement or otherwise in the ordinary course of their respective businesses.

As used herein, (x) “Confidential Information” means all information regarding Company and its Subsidiaries and their businesses obtained by Administrative Agent or such Lender from or on behalf of Company or its Subsidiaries, other than information that (a) is generally available to the public other than as a result of a disclosure by Administrative Agent or any Lender or any or their respective agents, advisors, officers, representatives, directors, investors and shareholders in breach of the terms of this Section 10.17 or (b) is available to Administrative Agent or any Lender or any or their respective agents, advisors, officers, representatives, directors, investors and shareholders on a non-confidential basis from a source other than Company or its agents, advisors, officers, employees and directors; provided that such source is reasonably believed by Administrative Agent and the Lenders to not be bound by an obligation of confidentiality (whether by agreement, duty or otherwise) to Company or its Affiliates with respect to Confidential Information, and (y) “Assignee-Level Information” means Confidential Information of the type contemplated by Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d) and Section 2.7(d).

Section 10.18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic means (including a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.19.    Effectiveness. This Agreement shall become effective as of the Closing Date upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof, and shall continue in full force and effect until the payment in full to the Lenders of all Obligations (other than contingent Obligations not yet due) set forth herein.

Section 10.20.    PATRIOT Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

Section 10.21.    Press Release and Related Matters. No Loan Party shall, and no Loan Party shall permit any of its Affiliates to, issue any press release or other public disclosure using the name, logo or otherwise referring to Administrative Agent, any Lender or any of its Affiliates without the prior written consent of Administrative Agent or such Lender, except to the extent required to do so under applicable Requirements of Law (including, for the avoidance of doubt, the public filing of this Agreement and the Security Agreement with the SEC) and then, if practicable, only after consulting with Administrative Agent or such Lender.

Section 10.22.    No Other Representations. In entering into this Agreement and the other Loan Documents, each of the Administrative Agent and the Lenders has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article IV, and each of the Administrative Agent and the Lenders acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Company or any of its Affiliates or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to the Administrative Agent, the Lenders or any of their respective Affiliates or representatives prior to the execution of this Agreement or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company and its subsidiaries, in each case heretofore or hereafter delivered to or made available to the Administrative Agent, the Lenders or any of their respective Affiliates or representatives. Without limiting the generality of the foregoing, none of the Company or any of its Affiliates or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement) relating to the business, assets or liabilities of the Company made available to the Administrative Agent, the Lenders or any of their respective Affiliates or representatives, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise be deemed to have been relied upon by the Administrative Agent or the Lenders in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any offering or other memoranda, offering materials, presentations or similar materials made available to the Administrative Agent, the Lenders or any of their respective Affiliates or representatives, are not, and shall not be deemed to be or to include, representations or warranties of the Company or its subsidiaries, and were not, and shall not be deemed to have been, relied upon by the Administrative Agent, the Lenders in executing, delivering or performing this Agreement or the transactions contemplated hereby.

Section 10.23.    Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes, all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the Closing Date.

CLOVIS ONCOLOGY, INC.,
as Company

By:	/s/ Daniel W. Muehl
Name:	Daniel W. Muehl
Title:	Executive Vice President

CLOVIS ONCOLOGY UK LIMITED,
as a Guarantor

By:	/s/ Daniel W. Muehl
Name:	Daniel W. Muehl
Title:	Director

CLOVIS ONCOLOGY IRELAND LIMITED,
as a Guarantor

By:	/s/ Daniel W. Muehl
Name:	Daniel W. Muehl
Title:	Director

By:	/s/ Paul Gross
Name:	Paul Gross
Title:	Director

TOP IV SPV GP, LLC,
as Administrative Agent

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President and Secretary

TOP IV TALENTS, LLC,
as a Lender

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President and Secretary

TAO TALENTS, LLC,
as a Lender

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President and Secretary